Technical Report

on the

Shebandowan West Property

Thunder Bay Mining Division,

Northwestern Ontario

Prepared for

North American Palladium Ltd.

130 Adelaide St. W, Suite 2116,

Toronto, Ontario, Canada

M5H 3P5

Prepared by:

Des Cullen, P.Geo.

Consulting Geologist

1000 Alloy Drive

Thunder Bay, ON, Canada

P7B 6A5

And

Fred H. Brown CPG, Pr. Sci. Nat.

Consulting Geologist

P.O. Box 332

Lynden, WA, USA

98264

And

Laila Sedore

Mill Superintendant, Lac Des Iles Mines Ltd.

394 Fraser Road, RR#5

Thunder Bay, ON, Canada

P7C 5M9

Effective Date: August 9, 2007

IMPORTANT NOTICE

This report was prepared as a National Instrument 43-101 Technical Report, in accordance with Form 43-101F1, for North American Palladium Ltd. (“NAP”) by Des Cullen (P.Geo.) and Fred H. Brown CPG (Pr. Sci. Nat.). The quality of information, conclusions and estimates contained herein is consistent with the level of effort involved in Des Cullen (P.Geo.) and Fred H. Brown CPG (Pr. Sci. Nat.)’s services and based on: i) information available at the time of preparation, ii) data supplied by outside sources, and iii) the assumptions, conditions, and qualifications set forth in this report. This report is intended to be used by NAP, subject to the terms and conditions of its contract with Des Cullen (P.Geo.) and Fred H. Brown CPG (Pr. Sci. Nat.). This contract permits NAP to file this report as a Technical Report with Canadian Securities Regulatory Authorities pursuant to National Instrument 43-101, Standards of Disclosure for Mineral Projects. Any other use of this report by any third party is at that party’s sole risk.

LIST OF TABLES

Table 17.60	Shebandowan Estimated Global Resources	111

Table 17.70	Comparison of Global Model Results at a Nominal Zero Cutoff	112

Table 17.80	Classification Statistics	112

LIST OF FIGURES

LIST OF APPENDICES

Appendix I:	List of Claims – Shebandowan West Property
Appendix II:	Plans and Sections
Appendix III:	Composite Summary Statistics
Appendix IV:	Q-Q Plots
Appendix V:	Mean & CV Plots
Appendix VI:	Semivariograms

1.0 SUMMARY

The Shebandowan West Project is part of the Shebandowan Property located in Hagey and Haines Townships in the Thunder Bay Mining Division, approximately 90 km west of Thunder Bay, Ontario. The UTM co-ordinates for the approximate centre of the property are 700500 E, 5386800 N (Datum NAD 83, Zone 15); NTS 52B/9.

The Shebandowan property consists of 6 unpatented claims (8 units) covering an area of 131.9 ha and 205 patented and leased mining claims totalling approximately 7842.42 hectares all of which are held 100% by CVRD-INCO.

In 2006 “North American Palladium (“NAP”) entered into an option joint venture with INCO, whereby NAP can acquire a 50% interest in the project.

The Property includes extensive surface rights that in the past had a power-line approximately 6 km to the north of the Property that previously serviced the Shebandowan Mine.

The project area lies immediately west of the past producing Shebandowan Ni,Cu Mine and is located along the western strike extension of the former orebody. It therefore consists of similar geological features and controls to that of the mine-site. The Shebandowan Mine was in semi-continuous operation from 1971 to 1998 and produced 8.7 million tons at 2.06% Nickel, 1.00% Copper and 3.0 g/t 2PGE + Au which included a minor amount of production from the Shebandowan West Project area. Mined out portions of the ore body are up to 45 metres wide, has a strike length of 1890 metres and plunges to the east. Concentrate produced from the Shebandowan Mine was alternatively shipped to Sudbury, Ontario, or Thompson, Manitoba, for smelting and refining. The Shebandowan Mine ceased production in 1998 and by 2006 the mine site had largely been rehabilitated with continuing maintenance and monitoring of the tailings site.

The Shebandowan West Project area is underlain by the Shebandowan Greenstone Belt part of the Wawa Subprovince of the Superior Structural Province of the Canadian Shield. In this area the Wawa Subprovince is fault bounded to the north by the sedimentary-plutonic suites of the Quetico Subprovince and to the south by the Paleoproterozoic rocks of the Animikie Group and the Keweenawan Supergroup.

The project area is underlain by east-west-striking and steeply north dipping Keewatin metavolcanics and ultramafics lying north of Timiskiming metavolcanics and metasediments. A regional fault called the Crayfish Creek Fault is a dextral fault along the southern contact of the southern ultramafic separating the Keewatin and Timiskiming rocks. The southern Timiskiming rocks consist of intensely foliated and sheared agglomerates and felsic to intermediate metavolcanics now sericite schists. A younger granite called the Shebandowan Lake Stock intruded the Keewatin metavolcanics and lies on the north side of the Property. The ultramafics consist of two principle bodies termed the “Northern” and “Southern” Peridotites, which lie within and along the southern contact of the banded Keewatin metavolcanics. Significant Ni, Cu bearing sulphide mineralization, including the main orebody at the Shebandowan Mine is hosted within the Northern Peridotite with occasional uneconomic sulphide lenses found within the Southern Peridotite. The Ni, Cu bearing sulphides mainly occur as breccia and stringer style mineralization with sections of semi-massive to massive sulphides. The breccia style sulphides show evidence of remobilization with flow textures wrapping around ultramafic clasts. Drilling on the Project area indicates that the mineralization is discontinuous, forming three (3) separate zones called West zone, Road Zone and D-Zone from east to west respectively. Disseminated to massive sulphides are found in all three zones within Shebandowan West Project. The Southern Peridotite is also host to a semi-massive to massive chromite horizon and minor pods of massive chromite have been encountered in the Shebandowan West Project in very close proximity to the Crayfish Creek Fault.

Exploration undertaken by NAP included

•                  In 2004, flew a helicopter-borne time domain electromagnetic and magnetic geophysical survey over the Shebandowan West Project area.

•                  Early 2005, conducted a small ground pulse electromagnetic survey over D-Zone

•                  In fall of 2006, conducted a detailed gradient magnetics survey over central to western portion of Shebandowan West Project covering Road and D-Zones

•                  Trenched six (6) trenches in vicinity of D-zone in fall of 2006 using an excavator to uncover surface mineralization.

•                  From 2005 to 2006 NAP diamond drilled 87 holes totalling 13 102.3m

Four (4) drillholes (584m) were drilled around the historic D-zone showing. Two of the four drill holes intersected semi-massive to massive sulphide. Drilling Phase I consisted of twenty-one (21) drill holes totalling 4 010m, which targeted all three zones of the Shebandowan West Project (West Zone, Road Zone and D-Zone). The drilling confirmed the presence of mineralization in all three Shebandowan West zones. An additional sixty-two (62) holes (8 508.3m) were drilled during the Phase II program.

2.0 INTRODUCTION AND TERMS OF REFERENCE

Des Cullen a qualified person under the terms of NI 43-101 of Thunder Bay, Ontario and Fred H. Brown CPG, Pr. Sci. Nat., of Lynden, Washington a qualified person under the terms of NI 43-101 were contracted by Bruce W. Mackie, P.Geo. Vice President, Exploration for North American Palladium (“NAP”) a Toronto based company trading on the Toronto Stock Exchange (TSX) under the symbol of “PDL” and on the American Stock Exchange under the symbol “PAL” with its corporate office at: Suite 2116, 130 Adelaide Street West, Toronto, Ontario M5H 3P5, to prepare an independent Technical Report and Resource Estimate compliant with NI 43-101on the Shebandowan Project located near Thunder Bay, Ontario. In 2006 “NAP” entered into an option joint venture with INCO Ltd. (“INCO”), whereby NAP can acquire a 50% interest in the project. Fred H. Brown CPG, Pr. Sci. Nat., of Lynden, Washington a qualified person under the terms of NI 43-101 made recommendations for the Phase II diamond drilling program and generated the resource calculation that forms part of this report. This Technical Report includes a review of historic data for the Shebandowan West Project for the purpose of identifying its merits and exploration targets and to propose an appropriate exploration program and budget for further exploration on the project area.

The purpose of the current report is to prepare an independent Technical Report of the nickel copper and platinum group element (PGE), mineralization present on the Shebandowan West Project, in conformance with the standards required by NI 43-101 and Form 43-101F. The report contains an independent global resource model and estimate of the Shebandowan West Project. The report will be used by the company to help in making decisions regarding the future direction of the project. The estimate of mineral resources contained in this report conforms to the “CIM Definition Standards on Mineral Resources and Mineral Reserves as prepared by the CIM Standing Committee on Reserve Definitions and as adopted by CIM Council, December 15, 2005” as required by National Instrument (NI) 43-101, Standards of Disclosure for Mineral Projects.

The report and recommendations are based on:

1/ Public data archived at the Ministry of Northern Development and Mines, Thunder Bay Resident Geologist’s Office, Ontario, and on the MNDM website;

2/ In-house reference material made available by CVRD-INCO;

3/ Exploration data collected by the staff of NAP including an airborne geophysical survey, ground geophysical surveys, trenching and three diamond drilling programs.

4/ A site visit made to the Property by F. H. Brown CPG on 27 September 2006 and a site visit was made by D. Cullen on May 03, 2007. An independent verification sampling program was conducted by Mr. Brown at that time.

UNITS AND CURRENCY

Unless otherwise stated all units used in this report are metric. PGE and gold assay values are reported in grams per tonne (“g/t”). Nickel and copper assay values are reported in percent (“%”) unless some other unit is specifically stated. The USD$ is used throughout this report.

GLOSSARY AND ABBREVIATION OF TERMS

“2PGE+Au”	means Pd + Pt + Au
“AA”	is an acronym for Atomic Absorption, a technique used to measure metal content subsequent to fire assay.
“ADA”	means azimuth-dip-azimuth
“Ai”	means the abrasion index (Bond)
“ANC”	Means acid neutralizing capacity
“ARD”	means acid rock drainage
“ASL”	means above sea level
“Au”	means gold
“CIM”	means the “Canadian Institute of Mining, Metallurgy and Petroleum.”
“Company”	means North American Palladium Limited
“CoV”	means Coefficient of Variation
“Cu”	means copper
“CSA”	means the Canadian Securities Administrators.
“CV”	means coefficient of variation
“DDH”	means diamond drillhole.
“E”	means east.

“el”	means elevation level
“ft”	means feet
“g/t	means grams/tonne
“ha”	means Hectare.
“ID3”	means Inverse Distance Cubed
“ID5”	means Inverse Distance to the 5th power
“Inco”	means Inco Limited
“KE”	means Kriging Efficiency
“km”	means kilometre
“k-spar”	means potassium feldspar
“lb”	means pound
“m”	means metre
“M”	means million
“Ma”	means millions of years
“mLs”	means millilitres
“Mt”	means millions of tonnes.
“N”	means north.
“NAP”	is an acronym for North American Palladium
“NE”	means northeast
“Ni”	means nickel
“NI 43-101”	is an acronym for National Instrument 43-101 (Canada)
“NN”	means Nearest Neighbour
“NSR”

is an acronym for net smelter return, which means the amount actually paid to the mine or mill owner from the sale of ore, minerals and other materials or concentrates mined and removed from mineral properties, after deducting certain expenditures as defined in the underlying property agreements.

“NTS”	means National Topographic System.
“NW”	means northwest.
“OK”	means Ordinary Kriging
“oz/T”	means ounces per tonne
“Pd”	means palladium
“Pd Eq”	means palladium equivalent
“PGE”	means Platinum Group Elements
“ppm”	means parts per million.
“Pt”	means platinum
“QAQC”	means Quality Assurance Quality Control
“R”	means Estimation Regression Slope
“RQD”	means Rock Quality Designation
“S”	means south.
“SD”	means Standard Deviation
“SE”	means southeast.
“SEDAR”	means the System for Electronic Document Analysis and Retrieval.
“SG”	means Specific Gravity
“SGS”	is an acronym for SGS Lakefield Laboratories

“SPH”	means Spherical Semivariogram
“st”	means Short Ton
“SW”	means southwest.
“SMU”	means Selective Mining Unit
“t”	means tonnes (metric measurement)
“T”	means tonnes (metric measurement)
“t/a”	means tonnes per year
“t/m(3)	means tonnes per cubic meter
“tpd”	means tonnes per day
“TIN”	means Triangulated Irregular Network
“US$”	means the currency of the United States
“USD”	means US Dollar
“UTM”	means Universal Transverse Mercator
“W”	means west
“XRF”	means X-ray Flurescence

3.0 RELIANCE ON OTHER EXPERTS

The Authors of this technical report have relied on all data and information listed in the reference section to be accurate and complete. While every effort was made to verify and review the accuracy of this material, all data was not reviewed and cannot guarantee the accuracy of information found within the reference section and outside sources. Des Cullen (P.Geo) and Fred H. Brown (CPG) have relied on NAP’s current and historical knowledge of the property as well as personal communications, internal reports as well as reports and data in the public domain.

The Authors did not conduct an in depth independent review of land title, tenure or agreements pertaining to this property. Des Cullen (P.Geo) and Fred Brown (CPG) do not guarantee the accuracy of information received from NAP and outside sources as well as any information not reviewed or received pertaining to this technical report and land tenure issues.

This does not constitute or represent a legal opinion with regards to land tenure or any underlying agreements pertaining to this property. They have relied on proper due diligence conducted by NAP’s legal council.

Des Cullen has not conducted detailed land status evaluations, and has relied upon public documents and statements by NAP regarding property status and legal title to the project.

4.0 PROPERTY DESCRIPTION AND LOCATION

The Shebandowan West Project (“Project”) is located in Hagey and Haines Townships (claim map sheets G-661 and G-662) in the Thunder Bay Mining Division, approximately 90 km west of Thunder Bay, Ontario. The UTM co-ordinates for the approximate centre of the property are 700500 E, 5386800 N (Datum NAD 83, Zone 15); NTS 52B/9 (Figure 4.1).

The Shebandowan property consists of 6 unpatented claims (8 units) covering an area of 131.9 ha and 205 patented and leased mining claims totalling approximately 7842.42 hectares all of which are held 100% by CVRD-INCO. (Figure 4.2). The claim dispositions are listed in Appendix I.

On December 3, 2003, NAP entered into an Option Joint Venture Agreement (“Agreement”) with INCO, now CVRD-INCO who owns a 100% recorded/registered and beneficial interest in the rights to explore and mine the Properties (a part of which are the subject of this report)(Figure 4.3) and has granted to NAP an option to earn an interest in the Properties and upon the exercise of the Option of NAP, the Parties wish to form an operating joint venture. This Agreement dated December 3, 2003 did not include the Leases that encompass the current mine workings.

On March 31, 2006 the current Agreement was modified to include the mine leases that encompass the past producing Shebandowan Mine Workings and a formal Option Joint Venture Agreement (“Agreement”) was signed (Figure 4.4). The boundary of the patented and leased claims were located by a legal land survey.

The Shebandowan West Project is part of a larger land package (“Property”) that includes the leases hosting the current Shebandowan Mine Workings. (Figure 4.4)

Under the terms of the revised agreement, CVRD-INCO granted to NAP the further sole and exclusive right and option to earn a 50% undivided interest as a tenant in common of the Properties, free of all Encumbrances, but subject to the provisions of the Option, by incurring an aggregate of not less than $3,000,000 in Expenditures and making payments to CVRD-INCO of an aggregate of $200,000 on or before the end of the Option Period.

CVRD-INCO retains a back in right to become operator and increase its interest to sixty percent (60%) within 90 days upon receipt of a Feasibility Study. CVRD-INCO must incur expenditures equalling 200% of NAP’s total expenditures incurred as of the time of the delivery of notice from CVRD-INCO to become operator.

The Property includes extensive surface rights that in the past had a power-line approximately 6km to the north of the Property that previously serviced the Shebandowan Mine. Also on the property are backfilled and flooding mine workings immediately east of the project area. A tailings pond, pump shack and gate house remain on the property as well. See figure 4.4

No permits were required to undertake the drilling, metallurgy and resource estimate by NAP on the Shebandowan West Project.

92 ° W
91 ° W
90 ° W
89 ° W
88 ° W
87 ° W
86 ° W
50 ° N
49 ° N
48 ° N
N
Armstrong
Nakina
Longlac
Lake Nipigon
Beardmore
811
Ignace
17
LDI Mine Site
Nipigon
Atikokan
527
11
Schreiber
Shebandowan Property
Thunder Bay
Lake Superior
0 20 40
Kilometers
U.S.A.
North American Palladium Ltd

Figure 4.1: Location Map

Old Powerline Corridor
Shaft #1 (Return Air Raise)
Shaft #2
Lower Shebandowan Lake
Haines Block INCO/NAP 50/50 JV
Inco Closure Plan Boundary
Tailings Facility
Conacher Block INCO/NAP 50/50 JV
Location Map of December 2003 Properties Agreement
North American Palladium Ltd

Figure 4.2: December 2003 Agreement Outline

Lower Shebandowan
Lake
Shebandowan Property
Boundary
0
2,000
4,000
meters
Shebandowan Property
March 2006 Claim Disposition
North American Palladium Ltd

Figure 4.3: March 2006 Agreement Claim Disposition

Shebandowan Minesite
Old Infrastructure
Old Powerline Corridor
Property Boundary
Lower Shebandowan Lake
Ore Zones (projected to surface)
Shaft #1 (Return Air Raise)
Shaft #2
Underground Conveyer Ramp
Waste Rock Dump
Portal
Old Mill
Waste Rock Pile
Landfill Site
Inco Closure Plan Boundary
Drain Chamber
Drain Chamber
Landfill Site
Closed Landfill Site
Tailings Facility
North American Palladium Ltd
0 0.5 1
Kilometers
UTM Zone 15 NAD83
699000 mE
700000 mE
701000 mE
702000 mE
703000 mE
704000 mE
705000 mE
706000 mE
5388000 mN
5387000 mN
5386000 mN
5385000 mN
5384000 mN

Figure 4.4: Historic Infrastructure

5.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The Shebandowan Property is located approximately 90 km west of Thunder Bay, Ontario, and is centred 15 km WSW of the town of Shebandowan, which is situated on Trans-Canada Hwy #11 (Figure 4.1). The property lies within the Thunder Bay Mining Division, and is within claim map sheets G-661 and G-662 (Hagey and Haines Townships), and NTS Sheet 52B/9.

Year round access of the Property is by the INCO Mine Road that starts at Shebandowan and crosses the property.

Temperatures range from highs of 35o C in summer to lows of –30o C in winter, with snow cover between November and May. The best season for exploration is between June and October, although in lake covered or swampy areas exploration activities such as geophysical surveys and diamond drilling might best be conducted after winter freeze-up.

Thunder Bay is a city of 110,000 people with an international airport with daily scheduled jet service, rail service, and port facilities at the west end of Lake Superior (Figure 4.1).

Shebandowan is a town with a very small year-round population and limited services including seasonal accommodation, electrical and telephone utilities, railroad, highway and public lake access to Lower Shebandowan Lake. The main industry today is tourism.

Based on the history of the property and the mine, the project area has sufficient surface rights and the availability of power, water, mining personnel and mining infrastructure to carry out future mining operations.

6.0 PROPERTY HISTORY

A review of the exploration history for the property has seen activity commencing in the early 1900’s with the discovery of the mineralization at discovery point through to development including drilling, geophysics, trenching and geological mapping. This information is summarized below.

The following chronology is from MNDM Mineral Deposit Files: INCO
Shebandowan:
With this section being historic in nature, the reader is cautioned not to rely on historic information in this technical report as its accuracy cannot be guaranteed.

1913-14	Nickel discovered by W. W. Benner at Discovery Point. Test pits blasted by Cross Brothers.

1923	Samples sent to Ontario Department of Mines provincial assayer.

1927-30	Trenching, stripping and diamond drilling conducted by Cross Brothers. Geological mapping and diamond drilling performed.

1936-52	Claims purchased by INCO, trenching, test-pitting, geophysical surveys and diamond drilling conducted.

1952-65	Intermittent diamond drilling by INCO.

1966-67	No. 1 development shaft commenced in spring, 1966, completed next year. Underground diamond drilling conducted. Geophysical surveys performed.

1966-67

INCO undertook various exploration programs while development and production of the orebody continued including: geological, geophysical and geochemical surveys, stripping and diamond drilling in the search for both precious and base metals. See figure 6.1

1993-01

The provincial and federal governments undertook many mapping projects in the area the most recent of which include: geological mapping by Osmani (1993) OGS Map 2625 and 2626; airborne geophysical survey (1991) OGS Map 81560; Lake sediment and water geochemical survey (2001) OGS open file report 6057; and Till sampling survey (2001) OGS open file report 6046.

1972-98

Aubut et al (1990) states that the Shebandowan Mine “has been in semi-continuous production since 1972 at an average production rate of about 2000 tons per day. The ore body is up to 150 feet wide, has a strike length of 6200 feet and plunges to the east.

1972-98	Concentrate produced from the Shebandowan Mine was alternatively shipped to Sudbury, Ontario, or Thompson, Manitoba, for smelting and refining.

1998-06	The Shebandowan Mine ceased production in 1998 and by 2006 the mine site had largely been rehabilitated with continuing maintenance and monitoring of the tailings site. See figure 5

1972-98

Production from the Shebandowan Mine totalled 8.7 million tons at 2.07% Nickel, 1.00% Copper and approximately 3.0g/t platinum group elements (PGE’s) and gold (Au) (B.Schnieders, personal communication).

A.J.Aubut et al (1990) describe the Shebandowan Mine. “The Shebandowan Mine is a nickel-copper deposit owned by INCO Limited and is located in northwestern Ontario, 75 kilometres west-northwest of Thunder Bay. The mine is situated on the south-western shore of Lower Shebandowan Lake.

It has been in semi-continuous production since 1972 at an average production rate of about 2000 tons per day. The ore body is up to 150 feet wide, has a strike length of 6200 feet and plunges to the east . The ore averages approximately 2.10 per cent nickel and 0.95 per cent copper with accessory platinum group metals and gold. Concentrate produced is shipped by truck to Sudbury, Ontario, for smelting and refining.

The Shebandowan Mine has had a long history with nickel-copper sulphide mineralization being first discovered in 1913 at what is now Discovery Point, on Lower Shebandowan Lake. The International Nickel Company of Canada, now INCO Limited, optioned the property in 1936. The property was purchased for $250,000 in 1937 (Daily Times Journal, 1937). INCO explored the property off and on for the next 28 years. Between 1965 and 1968 exploration was intensified with the collaring of an exploration shaft in 1966. A production decision was announced in 1968 and the first shipment of concentrate was made in 1972.

Shebandowan Property Boundary
1000 Level
Lower Shebandowan
Lake
Historic Inco Drill Hole
Ore Zone
Shebandowan West Project
Drill Hole Locations
0
0.25
0.5
Kilometers
North American Palladium Ltd

Figure 6.1: Historic INCO Drilling and Underground Development

7.0 GEOLOGICAL SETTING

7.1 REGIONAL GEOLOGY

The Shebandowan Property is underlain by the Shebandowan Greenstone Belt part of the Wawa Subprovince of the Superior Structural Province of the Canadian Shield. In this area the Wawa Subprovince is fault bounded to the north by the sedimentary-plutonic suites of the Quetico Subprovince and to the south by the Paleoproterozoic rocks of the Animikie Group and the Keweenawan Supergroup.

Osmani (1997) describes the geology of the area (See figure 7.1). “The supracrustal rocks of the … area, consist of mafic, intermediate, intermediate to felsic, felsic, and ultramafic (minor) metavolcanic, and clastic and chemical metasedimentary rocks. These rocks have been intruded by early mafic to ultramafic sills and stock-like bodies,… tonalite to granodiorite pluton(s)… (and) large and small, late- to post-tectonic, granitoid stocks.

Metamorphic grade ranges from lower greenschist to amphibolite facies.

The mafic metavolcanic rocks and their intrusive equivalents vary from tholeiitic to calc-alkaline basalts to basaltic komatiite.

Generally, bedding and foliation strike northeast to east-northeast, but deflection of these regional strikes is evident proximal to late granitoid stocks and shear and fault zones.

Several large-scale northwest- and northeast- to east-northeast-striking shears and fault zones cut all major rock types.

Base metal mineralization occurs within or adjacent to contacts between the mafic and felsic to intermediate metavolcanic rocks; within mafic and ultramafic sill-like intrusions; and in mineralized shear zones with or without quartz-carbonate veins. Gold-dominated mineralization within the study area occurs in quartz veins emplaced within brittle to ductile shear zones and within mineralized ductile to brittle shear zones with few if any quartz veins. Gold and copper may occur in syenite and monzonite stocks.

Figure 7.1: Regional Geology

7.2 PROPERTY GEOLOGY

The Shebandowan West Project lays immediately west of the past producing Shebandowan Ni-Cu Mine. The project area is located along the western strike extension of the former orebody and exhibits many similar geological features and controls to that found at the mine-site.

The Project area is underlain by east-west-striking and steeply north dipping Keewatin metavolcanics and ultramafics with local interflow metasediments lying north of Timiskiming metavolcanics and metasediments. A regional fault called the Crayfish Creek Fault is a dextral fault generally found along the southern contact of the southern ultramafic, separating the Keewatin and Timiskiming rocks. The southern Timiskiming rocks consist of intensely foliated and sheared agglomerates and felsic to intermediate metavolcanics now sericite schists.

A younger granite called the Shebandowan Lake Stock intruded the Keewatin metavolcanics and lies on the north side of the project area. The Keewatin metavolcanics consist predominantly of crudely banded mafic volcanics that often exhibit intense foliation and shearing showing associated with strong chlorite and epidote alteration. Within the Keewatin Metavolcanic suite are ultramafic units thought to be magmatic flows or sills that host Ni, Cu bearing sulphides and chromite mineralization.. The ultramafic units strike approximately 107 degrees and dip sub-vertically. There are two ultramafic bodies termed the “Northern” and “Southern” Peridotites, which lie within and along the southern contact of the banded Keewatin metavolcanics along the Crayfish Creek Fault. NP Most of the Ni, Cu mineralization at the past producing Shebandowan Mine is hosted within the Northern Peridotite with occasional sulphide lenses found within the Southern Peridotite. The Ni, Cu bearing sulphides mainly occur as breccia and stringer style mineralization with sections of semi-massive to massive sulphides. The breccia style sulphides show evidence of remobilization with flow textures wrapping around ultramafic clasts. The Southern Peridotite also hosts a semi-massive to massive chromite horizon that can be locally found on the Shebandowan West Project. See figure 7.2

A.J. Aubut et al (1990) describes the similar mine stratigraphy:  “In the vicinity of the Shebandowan Mine the geology can be divided into two domains separated by the Crayfish Creek Fault, a regional dextral transcurrent fault…To the north of the fault a thin wedge of intercalated mafic volcanics and ultramafics is present between the fault and granitic rocks of the Shebandowan Lake Stock. Within this wedge are what appear to be two distinct volcanic cycles characterized by intercalated mafic flows and ultramafics. The northern cycle includes the ultramafic unit that hosts the Shebandowan nickel copper deposit while the southern cycle includes the ultramafic unit that hosts chromite mineralization. The relationship between the mafic volcanics and the ultramafics is unclear due to widespread deformation associated with the Crayfish Creek Fault deformation zone.” A.J. Aubut et al (1990) continues to describe the geology. “To the south of the fault much of the deformation is hosted by the Timiskiming-type debris flows resulting in a highly foliated quartz-sericite schist possessing remnant breccia fragments and relict hornblende-phyric texture.”

7.2.1 Keewatin Metavolcanics

The Keewatin metavolcanics are aphanitic to very fine-grained and chloritic with an intense foliation sub-parallel to regional foliation direction and mineralization at approx 107 degrees. The rocks are often very dark green and very hard with moderate fracturing. Crude banding is quite common as thin, mm-scale, felsic bands with a beige to off-white colouration. Thin wisps and stringers of off-white carbonate randomly cross-cut this suite. The presence of epidote is also strong and is usually in the form of stringers to massive bands <5cm wide. Occasionally, aphanitic, apple green coloured clasts/bands appear to form a weak breccia. Original textures throughout the region have been destroyed due to tectonics and metamorphism.

“Rocks north of the Crayfish Creek Fault on Discovery Point are composed of actinolite-epidote-quartz; actinolite-epidote; or fine-grained actinolite and microlites of plagioclase and in general are indicative of the upper greenschist facies (Morton 1982).”

7.2.2 Granite Stock and Associated Dikes

The Shebandowan Lake Stock, a granite body to the north of the Keewatin metavolcanics varies from a relatively massive medium-grained granite to slightly coarser porphyry. As well, felsic dikes related to the Shebandowan Lake Stock protrude into the Keewatin metavolcanics. The dikes consist of quartz-feldspar porphyries and feldspar porphyries with variable quartz, plagioclase and k-spar content. The dikes are very often massive with sharp contacts.

The feldspar porphyries generally have a greater potassium feldspar content and occasionally contain euhedral feldspar phenocrysts showing evidence of zoned growth. The quartz-feldspar porphyries are the most common and contain a variable blue quartz-eye content ranging from 3-10%. The quartz-feldspar porphyries commonly altered containing fine amphiboles, black chlorite and epidote. Fine disseminated pyrite is common.

7.2.3 Timiskiming Metavolcanics

The Timiskiming metavolcanics encountered within the area around the Shebandowan West Project area are intermediate to felsic volcanics that are invariably extremely foliated and schistose and some places altered to a sericite schist. In close proximity to the Crayfish Creek Fault any original textural features and mineralogy has been completely overprinted causing a bleached and pale assemblage of schistose lithologies that exhibit intense sericite alteration.

7.2.4 Ultramafics

The two ore bearing peridotite bodies that host the mineralization at the Shebandowan Mine have been traced by diamond drilling across the Shebandowan West Project area. The Northern Peridotite is narrow and moderately altered to serpentine and carbonate with very little remnant olivine or other primary minerals or textures present. Generally the unit is fine-grained with moderate magnetism and shows a consistent dark green/black colour. This Northern Peridotite is approximately 12m thick with an approximate discontinuous strike length of 1.8 km on the Shebandowan West Project. This ultramafic unit is host to significant base and precious metal mineralization primarily located along the hanging wall contact. This mineralization is interpreted to lie in the same position and represent the equivalent to the main Ni, Cu orebodies found at the Shebandowan Mine.

Located approximately 15m south of and running parallel to the Northern Peridotite sits the larger and more altered Southern Peridotite. This unit appears to be more continuous along strike and to depth, shows widths of 5 to 75m. It is interpreted to be the western extension of the chromite bearing ultramafic within the mine property. Minor pods of massive chromite have been encountered in Shebandowan West usually in very close proximity to the Crayfish Creek Fault. Do to the fault, this ultramafic has undergone intense serpentine-carbonate alteration. Thin white carbonate stringers at random orientations to the core axis are extremely common throughout. The rock is generally blue/grey/black in colour with no visible relect primary textures or minerals and looks distinct from the green/black Northern Peridotite.

7.2.5 Structure

The structures observed in Shebandowan West are similar to that described in the adjacent mine environment. The Crayfish Creek Fault is the largest feature striking sub-parallel to the mineralization. NP Describing the structural component, similar structures were noted by A.J. Aubut, et al (1990):  “The main structural feature of the Shebandowan mine is the Crayfish Creek Fault. This major dextral transcurrent fault dips steeply to the south. Though a distinct fault breccia zone up to several meters thick is present a wide zone of deformation characterized by extensive shearing is present. To the south of the fault much of the deformation is hosted by the Timiskiming-type debris flows resulting in a highly foliated quartz sericite schist possessing remnant breccia fragments and relict hornblende-phyric texture.

North of the fault shearing is not as pervasive, likely due to the more incompetent nature of the ultramafic-mafic contacts and the ultramafics themselves. This resulted in deformation being focused into narrow shear zones, commonly concentrated along contacts with dextral transposition of slices. This tectonic reworking has had a major effect on the nickel-copper mineralization producing significant sulphide movement. The sulphide zones show numerous signs of this remobilization such as: disseminated zones occurring above, below and in blocks within massive sulphide zones; as sharp contacts between massive or semi-massive ore and disseminated sulphide bearing ultramafic; and the presence of pentlandite banding within the massive sulphides.”

7.3 SHEBANDOWAN NICKEL COPPER MINE

The past-producing INCO Shebandowan Mine lies immediately to the east of the Shebandowan West property with the Number 1 Shaft, some underground workings and minor production stopes occurring on the extreme eastern edge of the West Shebandowan Project.

7.4 MINE GEOLOGY

In the vicinity of the Shebandowan Mine the geology can be divided into two domains separated by the Crayfish Creek Fault, a regional dextral transcurrent fault. To the south of the fault the rocks are predominantly tholeiitic basalts, andesites and some felsic pyroclastics . Intercalated with these are several peridotite bodies believed to be komatiite flows (Morton, 1982). These ultramafics are now either serpentinite or talc-carbonate schist. All are unconformably overlain, in close proximity to the fault by Timiskaming-type debris flows.

To the north of the fault a thin wedge of intercalated mafic volcanics and ultramafics is present between the fault and granitic rocks of the Shebandowan Lake stock. Within this wedge are what appear to be two distinct volcanic cycles characterized by intercalated mafic flows and ultramafics. The northern cycle includes the ultramafic unit that hosts the Shebandowan nickel copper deposit while the southern cycle includes an ultramafic unit that hosts chromite mineralization . The relationship between the mafic volcanics and the ultramafics is unclear due to widespread deformation associated with the Crayfish Creek Fault deformation zone.

7.5 STRUCTURAL GEOLOGY

The main structural feature of the Shebandowan Mine is the Crayfish Creek Fault. This major dextral transcurrent fault dips steeply to the south. Though a distinct fault breccia zone up to several metres thick is present a wide zone of deformation characterized by extensive shearing is present. To the south of the fault much of the deformation is hosted by the Timiskaming-type debris flows resulting in a highly foliated quartz sericite schist possessing remnant breccia fragments and relict hornblende phyric texture.

North of the fault shearing is not as pervasive, likely due to the more incompetent nature of the ultramafic-mafic contacts and the ultramafics themselves. This resulted in deformation being focused into numerous narrow shear zones, commonly concentrated along contacts with dextral transposition of slices. This tectonic reworking has had a major effect on the nickel-copper mineralization producing significant sulphide movement. The sulphide zones show numerous signs of this remobilization such as: disseminated zones occurring above, below and in blocks within massive sulphide zones; as sharp contacts between massive or semi-massive ore and disseminated sulphide bearing ultramafic; and the presence of pentlandite banding within the massive sulphides.

Another factor that has greatly added to the complexity of the deposit is the presence of numerous apophyses of the Shebandowan Lake Stock. These frequently follow along contacts, shears and sulphide zones as well as cross-cutting these features. This has made interpretation of stratigraphy in the mine environment very difficult as well as producing dilution problems in the ore.

7.6 MINERALIZATION

A) Nickel-Copper

The Shebandowan Mine hosts three main types of ore: stringer sulphides, breccia sulphides and massive sulphides. Though disseminated sulphides are present they are not of economic importance.

The stringer sulphides are confined to mineralized shear zones. Sulphides present include chalcopyrite, pyrite and minor pyrrhotite and pentlandite.

Breccia sulphides consist of fragments of ultramafic, volcanic and granite set in a matrix of pyrrhotite, chalcopyrite and pentlandite. Frequently chalcopyrite coats many of the inclusions within the breccia sulphide. Chalcopyrite is also commonly concentrated along the margins of the breccia zones.

Massive sulphide is composed of pyrrhotite, chalcopyrite and pentlandite. The latter is usually present as discontinuous layers that are generally parallel to the ore zone contacts. These layers also wrap around large inclusions.

The average copper to copper-nickel ratio is 0.36 with it being higher, or more copper rich, in the western portions of the mine and lower, or more nickel rich, in the eastern portions of the mine. This variation in copper-nickel ratio corresponds to the higher proportion of the more chalcopyrite rich breccia sulphide in the western part of the ore body.

B) Chromite

Uneconomic chromite mineralization is also present in the Shebandowan Mine environment. This chromite is hosted by ultramafics within the second volcanic cycle, close to the Crayfish Creek Fault. Chromite is present as finely disseminated grains in all the ultramafics in the area (Morton, 1982).

The second mafic volcanic-ultramafic cycle hosts chromitite (chromite rock) as massive to strongly contorted bands varying from a few millimetres to several metres in thickness. On either side of this main zone chromite is found as brecciated chromitite and chromitiferous peridotite. Chromitite mineralization has been traced discontinuously along strike for a distance of about 5 kilometres.

Chromium trioxide assays have been reported as high as 44 per cent but are typically much lower. Minor platinum group metals are associated with the chromite. The chrome-iron ratio varies from 1.2 to 1.8 although it rarely exceeds 1.6.

7.7 GENESIS OF THE NICKEL-COPPER ORE

The ore body has been subjected to intense structural deformation which has resulted in the remobilization of nickel-copper sulphides. Primary textures have been obscured if not erased. Regardless, away from the Crayfish Creek Fault Deformation Zone there is evidence that many if not all of these ultramafics are komatiites.

A komatiite is defined simply as being an ultramafic volcanic rock with 18% or greater MgO (Arndt and Brooks, 1980). These high magnesian flows have a number of physical characteristics which can be used to identify them. A conclusive feature of komatiite flows is the presence of a relatively thin layer with spinifex texture.

According to Arndt et al. (1979) most ultramafic flows are not spinifex textured but are massive with polyhedral jointing. These polyhedra are coarse in the centre of the flow and become finer as the contacts are approached. It is this polyhedral jointing that is common in many of the ultramafic bodies at Shebandowan.

Another common feature at Shebandowan is the presence of chemical sediments, as both banded cherty iron formation and chert, immediately overlying the ultramafics (Morton, 1982). This feature implies that when the sediments were deposited the ultramafics must have been present as flows on the ocean floor.

The Shebandowan Mine ore body possesses a lot of physical similarities with the komatiite hosted Redross deposit, in the Kambalda region of Australia. The Redross deposit is located 58 kilometres south of Kalgoorlie. It has been affected by regional dynamic metamorphism with faulting and shearing, primarily along the footwall contact between the sulphide bearing komatiite flow and mafic volcanics (Barrett et al, 1977).

The sulphides have undergone major remobilization along the footwall contact and shear zones. A major ore type consists of brecciated wall rocks cemented by sulphides. Contacts between massive or semi-massive ore and disseminated ore are commonly very sharp with none of the intervening matrix ore associated with other Kambalda deposits (ibid.).

The ore zones at Redross possess structures and textures produced by remobilization of both disseminated and more massive mineralization (ibid.).

At the Shebandowan Mine the same characteristics exist including an affinity of sulphide mineralization for one side of the ultramafic body. It is therefore suggested that the Shebandowan nickel-copper deposit is the .product of dynamic metamorphism of a sulphide bearing komatiite flow with remobilization and subsequent redeposition of the sulphides in low strain areas.”

Figure 7.2:  Project Area Geology

8.0 DEPOSIT TYPES

The area displays strong similarities to komatiite-hosted magmatic copper nickel deposits found throughout the world.

Aubut et al (1990) states: The Shebandowan Mine ore body possesses a lot of physical similarities with the komatiite hosted Redross deposit, in the Kambalda region of Australia. It is therefore suggested that the Shebandowan nickel-copper deposit is the product of dynamic metamorphism of a sulphide bearing komatiite flow with remobilization and subsequent redeposition of the sulphides in low strain areas.

Komatiites constitute an igneous suite made up of volcanic and hypabyssal rocks ranging in composition from dunite and peridotite to basalt and magnesian andesite. Ultramafic komatiites (MgO > 20% anhydrous) are rich in olivine and occur as spinifex-textured, massive or pillowed lava flows, as bedded volcaniclastic rocks, and as small dykes and sills. (Arndt et al 1979)

Komatiite associated nickel sulphide deposits are described by R. E. T. Hill (2001) as generally falling into two overall types, based on the mode of occurrence and abundance of the sulphide ore, and the distribution of sulphide relative to the komatiite host. Hill describes the deposit types as follows:

“In Type I deposits the bulk of the ore is in either massive Fe-Ni-Cu sulphide or a variable mixture of massive sulphide and ‘matrix’ ore consisting of olivine crystals in a continuous matrix of sulphide which makes up 30-75% by volume. Nickel grades in massive sulphide ore range from 2-20 wt% and those of the matrix ore generally fall in the range 1-5 wt% (average 2.5 wt%). Nickel/copper ratios of the sulphide fraction are in the range 7-19. In Type I deposits the sulphide accumulations are at the base of preferred lava pathways in both Flood Flow Facies and Compound Flow Facies komatiites. The ore deposits vary from lensoid to tongue-shaped, 5-50 m thick, 5-300 m wide and extend down plunge up to 2 km. Tonnages range from 0.05-50 Mt.

Type II deposits comprise stratiform accumulations of disseminated Ni-Cu sulphide in central zones of olivine mesocumulate-adcumulate bodies, which occupy very large erosional pathways, in Flood Flow Facies Komatiites. ‘They exhibit consistency in the proportion of fine-grained sulphide (2-5 vol%), and primary bulk sulphide composition, such that Ni grades are generally <1 wt% and average 0.6 wr%.

The critical difference between the two deposit types lies in how S saturation of the lava was achieved in the lava pathways, and whether all of the S in the immiscible sulphide liquid was initially dissolved in the parent komatiite lava.

The consistency in proportion of sulphide and Ni grades in Type II deposits is interpreted to reflect the crystallization, segregation, and accumulation within the lava pathways, of olivine and sulphide liquid in cotectic proportions, derived from flowing lava which is at the point of S saturation (whereas) the formation of Type I deposits by the accumulation of bedload sulphide which has scavenged Ni, Cu and PGE’s from the host lava, in suitable trap sites at the base of lava ‘channels’. In this preferred model the immiscible sulphide liquid is a product of the thermo-mechanical erosion and assimilation of sulphide or substrate during prolonged lava flow, and the molten sulphide was never dissolved within the sulphur-saturated lava, in contrast to the Type II deposits.

Both types of Ni deposits are hosted by olivine cumulates which occupy preferred lava pathways or tubes within vast komatiitic flow fields, and the volcanic architecture of their immediate environment is one of an infilled preferred lava pathway flanked by episodically emplaced variably inflated sheet lobes. The matrix and massive sulphide accumulations of Type I deposits are found at the base of lava pathways which occur within the range from Compound Flow Facies to Flood Flow Facies Komatiites. In contrast, Type II deposits only occur within the large pathways of Flood Flow environments.

Critical to the formation of Type I deposits is the availability of an erodable sulphidic substrate lithology to provide an adequate sulphide source. The most common and most productive substrate lithologies underlying komatiite flow fields hosting Ni deposits in the Yilgarn Craton are intermediate dacitic volcanics and tuffs carrying low sulphide abundance (perseverance, Cosmos, Sarah’s Find, Silver Swan, Digger Rocks) and sulphide-rich sedimentary rocks (Kambalda).

Nickel, Cu and platinum group elements (PGEs) partition strongly into the immiscible sulphide phase, from the host lava, during the formation of both types of ore deposit, therefore all ore deposits contain anomalous PGE concentrations over those of a barren komatiite host.

The partition coefficients, and hence effects of R Factor between sulphide liquid and lava, are very much higher for PGEs than for Ni and Cu, for a given mass ratio. Sulphide scavenging of PGEs from lava is therefore much more efficient than it is for either Ni or Cu, causing rapid depletion of PGEs in the lava. This is an important factor which influences concentrations of PGE in sulphide deposits. Early efficient removal of PGEs causes rapid depletion of PGEs in progressively segregating sulphide, and produces PGE-depleted lava for molten sulphide to react with during later thermal erosion of sulphidic substrate.

In addition, Pd and Pt are generally considered as potentially mobile under conditions of strong hydrothermal alteration. This provides for a further possible explanation for variation in the relative concentration of PGE’s in sulphide accumulations.

Massive sulphides are almost always enriched in Os, Ir, Ru and Rh (Iridium Group Elements) and depleted in Pt, Pd and Au relative to matrix ores in Type I deposits. Low-grade disseminated ores are similar to matrix ores in having low Os, Ir, Ru and Rh contents but may be significantly enriched in Pt, Pd and Au relative to other ore types. Differences in iridium group element concentrations between massive and matrix ores are consistently up to fourfold.”

While the Shebandowan Mine displays characteristics of Type I komatiite-hosted sulphide deposits, the area has potential for hosting Type II deposits.

9.0 MINERALIZATION

Nickel Copper mineralization on the Shebandowan West Project is believed to represent the western extension of the Shebandowan Mine orebody. At the Shebandowan Mine, Ni, Cu bearing sulphide mineralization strikes 107 degrees, dipping sub-vertically and was mined over a 2.0 kilometre strike length and to a vertical depth of 902m. Mineralization at the Shebandowan Mine was mainly hosted within the Northern Peridotite, along the contact with the hanging wall Keewatin metavolcanics. Ni, Cu sulphide mineralization occurred generally as irregular lenses of semi-massive breccia-style sulphides and as stringer sulphides, with more localized pods of massive sulphide material. In general, the massive sulphides tended to have a higher nickel tenure while the copper rich sulphides were more associated with PGE mineralization within the stringer style mineralization and where present, net-textured sulphides. The sulphide mineralization appears to gradually shallow and thins out to the west while the eastern boundary is reported to be steeply plunging with a higher sulphide content.

Nickel Copper mineralization has been traced by diamond drilling across most of the Shebandowan West Project, however the mineralization appears discontinuous, forming three (3) separate zones called West Zone, Road Zone and D-Zone (from east to west respectively). (See figure 9.2)

9.1 MINERALIZED ZONES

The West Zone is the largest of the three Ni, Cu zones on the Shebandowan West Project and lies immediately west of and includes parts of the area around Shaft 1.It has a known strike length of 285m and varies between 2 and 20 metres in width averaging 6 meters and has been traced from surface to a depth of 175 meters. This mineralization strikes 107 degrees and dips sub-vertically. Ni, Cu mineralization in the West Zone is comprised of disseminated to massive sulphides located along the northern or hanging wall contact of the Northern Peridotite. Common sulphide minerals within the mineralized horizon are pentlandite, pyrite, chalcopyrite, pyrrhotite, violerite, bornite and millerite. See table 16.3

Figure 9.1:  Schematic Cross Section of Shebandwan West

Shebandowan Property Boundary
N
D Zone
Road Zone
West Zone
Shaft #1
(Return Air Raise)
Remnant Zone
600 Level
1975 Stope
Stope Development
400, 600, 800 & 1000 Level
Lower Shebandowan
Lake
0
0.25
0.5
kilometers
Ore Zone
Shebandowan West Project
Previous Development Work
North American Palladium Ltd

Figure 9.2: Shebandowan West Mineralized Zones

There has apparently been a significant amount of remobilization associated with post mineral deformation and faulting, as a result of which the sulphide mineralization appears to pitch and swell both along strike and in a down dip direction. This is true not only for the West Zone but also for the Road and D Zones. This pinching and swelling was also a common feature noted in the Shebandowan Mine. In personal communication with INCO, they state that the sulphide mineralization has been seen pinching from approximately 30ft to 2ft over the length of one round underground. The Road Zone is located between West Zone and the D-Zone. Mineralization in the Road Zone differs somewhat from the West and D-Zone as it appears to have bifurcated and is hosted within two (2) separate but subparallel ultramafic units (Northern and Main Units). The North and Main Units are interpreted to represent the lateral equivalent of the Northern Peridotite. Both Ni, Cu zones are composed of disseminated to massive pyrrhotite, chalcopyrite, pentlandite and pyrite that vary in concentrations and widths located the northern or hanging wall contacts of the North and Main Units. The Road Zone mineralization is typically highly variable in widths from 0.5 to 15m but averages 4 meters in width for the North Unit and 5 meters in width for the Main Unit. Mineralization has been encountered in drilling down to a depth of 181 meters where it appears to be closed off and can be traced along strike for 483 meters.

The D-Zone is an historic surface showing discovered in the late 1920’s. Previous historic drilling suggests that the D-Zone represents the western most extent of near surface Ni, Cu bearing sulphide mineralization. Mineralization in this area is very shallow and discontinuous. The presence of late felsic diking and faulting has caused significant disruption and offsetting of the mineralization. Sulfides in this zone vary from disseminated pyrite to massive pyrrhotite with associated pentlandite, chalcopyrite and pyrite. Breccia-style mineralization is most common.

9.2 MINERALIZATION TYPES

Nickel Copper sulphide mineralization observed in drill core on the Shebandowan West Project generally occur as semi-massive or breccia-style sulphides and as stringer sulphides, with more localized pods of massive sulphide material and rarely observed net textured sulphides. The most common sulphide minerals are pentlandite, pyrite, chalcopyrite, pyrrhotite, violerite, bornite and millerite. Massive sulphides are generally less abundant than semi-massive and stringer sulphides and comprise approximately 13% of the overall mineralization. The massive sulphides consist of pyrrhotite with common pentlandite eyes and minor chalcopyrite and pyrite. The pyrrhotite is very fine-grained and exhibits flow textures as a result of remobilization. Round 2-3mm pentlandite eyes are common as very lustrous, distinct grains within duller and finer pyrrhotite. Minor chalcopyrite can be present and is usually found along the peridotite/ sulphide contacts.

The semi-massive or breccia-style mineralization is the second most common form of sulphide mineralization found on Shebandowan West, consisting approximately 26% of the overall mineralization observed. Breccia-style mineralization is commonly a mixture of pyrrhotite, chalcopyrite and pyrite at approx 4:3:1 respectively containing numerous clasts of the host ultramafic. The sulphides are draped around sub-rounded ultramafic clasts that range in diameter from 1mm to >10cm. Very often, the clasts are coated or rimmed by fine-grained chalcopyrite and minor pyrite.

Stringer type mineralization is the most common form of mineralization encountered throughout the Shebandowan West Project comprising approximately 34% of the sulphide material. The stringers commonly contain chalcopyrite with lesser pyrrhotite and pyrite and are generally 1-3cm in width but vary from 1-2mm to 5cm in size. Stringer mineralization is often found along the outer contacts of the breccia-style and massive sulphide mineralization as splays and fine dikelets.

Net textured sulphides are present but were rarely intersected over any substantial widths or appear to have any significant strike length. They comprise approximately 7% of the mineralization encountered. The net-textured mineralization usually occurs within mafic volcanics adjacent to the southern contact of the Northern Peridotite. The relationship between the net-textured sulphides encountered in the footwall metavolcanics relative to the principle Ni, Cu mineralization along the hanging wall contact of the Northern Peridotite is poorly understood. Pyrrhotite mineralization is dominant and occurs as primary interstitial sulphide up to 40%.

The remaining approximately 20% of the mineralization present occurs as disseminated sulphides that occur within relatively unaltered sections of Northern Peridotite displaying remnant olivine grains. This material is much more chalcopyrite and pyrite rich with blebs up to 0.5cm in diameter and can reach as high as 25% in overall mineral content. The disseminations are sporadically dispersed at 1:1 chalcopyrite:pyrite.

10.0 EXPLORATION

The following is a summary of the exploration completed by NAP on the Project following the signing of the Option Joint Venture Agreement on December 3, 2003 that was later amended in March 2006 to encompass the former mine workings. Previous exploration on the Shebandowan West Project is detailed in “Section 6.0 History” of this report. Exploration on the Property consists primarily of drilling along with some geophysics and minor trenching.

10.1 EXPLORATION GEOPHYSICS

In February of 2004, Geotech Ltd., on behalf of NAP, flew a helicopter-borne, time domain, electromagnetic, geophysical survey over an area that included the Shebandowan West Project. The airborne survey included collection of electromagnetic and magnetic data (Figures 10.1 and 10.2). The survey was flown at 100m line spacings in a north-south direction at 80km/hr. As well, the data recording rates were 0.1 second for both electromagnetics and magnetics with an EM sensor flight height of 30m. The mine stratigraphy was used as a base or reference to work from producing magnetic and EM (electromagnetic) anomalies. The ultramafics within Shebandowan West are highlighted as moderate magnetic anomalies with weak to moderate local EM conductors.

In February 2004, on behalf on NAP, Crone Geophysics & Exploration Ltd. conducted a Surface Pulse EM survey over the D-Zone, and the western portion of the Shebandowan West Project (Figures 10.3 and 10.4). A grid was cut by Nord-Ouest Exploration totalling approximately 5,350m having 200m line spacing and 1100 -1150m length lines along with a baseline. Results of the survey produced a moderate EM anomaly in an area of known mineralization and historic drilling.

From September 20th to 28th Geosig Inc., on behalf of NAP, conducted a detailed ground magnetometric-gradiometric survey over the Road and D-Zones (Figures 10.5 and 10.6). The survey was carried out on a flagged grid of 30.7 line-km. The grid consisted of 300m lines spaced at 12.5m apart. The readings were taken along the grid lines every 5m. Due to the location of Shebandowan Lake, the survey could only be conducted on the central to western side of the property. The intent of the survey was to better define the near surface geology as well as identify important structures that may influence the location, or emplacement of the Ni, Cu mineralization.

A small gravity survey was conducted along Shaft 1 road across the stratigraphy of Road zone by A.Spector of Allan Spector & Associates Ltd. The survey took place in July of 2004 using a thermostatically controlled Sodin gravimeter and a differential barometric altimetry system at 100m stations along the road. A gravity anomaly was generated over the ultramafics that host the Road Zone mineralization.

10.2 EXPLORATION TRENCHING

On behalf of NAP, J&J Hackl Ltd. was contracted to do trenching in the D-Zone area, which was carried out in October 2006. Six (6) trenches were dug with a Tanga F221 Excavator and 1 yard bucket attempting to extend mineralization along strike of the historic
D-Zone showing. Two, out of the six trenches directly west of the historic showing, uncovered mineralization, while the other four uncovered barren ultramafic rocks. Three of the six trenches were filled in due to extensive overburden depths. Various beep-mat traverses were carried out north-south across stratigraphy to try and discover surface conductors.

10.3 EXPLORATION DRILLING

Throughout 2005 and 2006, three diamond drill programs (D-Zone, Phase I and Phase II) were carried out. Details about drilling these exploration holes can be found in “Section 11.0 Drilling”. All diamond drill holes were collared west of, and on Discovery Point of Lower Shebandowan Lake targeting the D, Road and West Zones. A total of 87 diamond drillholes were completed totalling 13 102.3m.

Figure 10.1: Airborne Magnetic Survey

Figure 10.2: Airborne Electromagnetic Survey

SURFACE PULSE EM SURVEY
SHEBANDOWAN WEST PROJECT
North American Palladium Ltd
Lower Shebandowan Lake
Shaft #1
nT/sec
Channel 14
kilometres
Projection: UTM NAD83
699000 mE
699500 mE
700000 mE
700500 mE
701000 mE
701500 mE
702000 mE
5387500 mN
5387000 mN
5386500 mN
5386000 mN
400N
200N
0
200S
400S
600S

Figure 10.3: Surface Pulse EM Survey Contours

SURFACE PULSE EM SURVEY
SHEBANDOWAN WEST PROJECT
North American Palladium Ltd
Lower Shebandowan Lake
PROFILE SCALES
HORIZONTAL X COMPONENT
CHANNEL 16
CHANNEL 11
CHANNEL 6
CHANNEL 1
nT/SEC
kilometres
699000 mE
699500 mE
700000 mE
700500 mE
701000 mE
701500 mE
702000 mE
5387500 mN
5387000 mN
5386500 mN
5386000 mN
200N
400N
0
200S
400S
600S

Figure 10.4: Surface Pulse EM Survey Profiles

Figure10.5: Surface Total Field Magnetic Survey

Figure 10.6: Surface Vertical Gradient Magnetic Survey

11.0 DRILLING

11.1 INCO GENERAL

NAP has attempted to review the practices and details of the historic drilling carried out by INCO on the Property since the signing of the March 2006 Agreement. No information on drilling practices was made available, but header, survey and lithological data was provided by INCO.

Since 1936, INCO had diamond drilled a total of 195 surface holes on Shebandowan West totalling 41 800.65 ft (12 740.80 m). Underground drilling was conducted from various levels and consisted of 1,038 holes totalling 59 202.38 ft (18 044.90 m).

Best records show that the drilling was BQ sized and recorded in imperial units.
Collar surveys were recorded in INCO mine grid coordinates.
Downhole surveys are reported to be conducted using Tri-Perry tests.

11.2 NAP GENERAL

In November 2005, four (4) drillholes were drilled around the historic D-Zone showing. The drilling was an attempt to check validity of previous drilling done by INCO and to test the EM anomaly generated in the 2004 ground pulse EM survey performed by Crone Geophysics. Two of the four drill holes intersected semi-massive to massive sulphide. This mineralization was intercepted in the vicinity of historic mineralization, as well as close correlation with the EM anomaly produced from 2004. Drilled was a total of 584m in the 2005 D-Zone phase of drilling.

The phase I program took place from May 31st to August 3rd, 2006 to test previous drilling and larger gaps in historic drilling. This drilling campaign (Phase I) consisted of twenty-one (21) drillholes totalling 4 010m, which targeted all three zones of the Shebandowan West Project (West Zone, Road Zone and D-Zone). Sixteen (16) holes were drilled in West Zone or 3 290m, three (3) holes in Road Zone totalling 483m and two (2) holes in D-Zone totalling 237m. The drilling confirmed the presence of mineralization in all three zones within Shebandowan West.

Sixty-two (62) holes were drilled during the Phase II program that took place from September 27th to December 14th 2006 with the use of two drills. The phase II program totalled 8 508.3m of which twenty-five (25) holes were drilled in West Zone for 4 815.8m, ten (10)holes in Road Zone for 1 674.0m, and twenty-three (23) holes in D-zone for 1 951.5m and 4 rock characterization holes totalling 60.0m. Throughout 2005 and 2006, a total of 13 102.3m were drilled on the Shebandowan West Project (Figure 11.1). The results of the drilling confirm the continuity of sulphide mineralization and correlation with the Gemcom geological model.

Table 11.1 Drillhole Summary

Drilling	Year	Number of	Total	Number of
Campaign	Drilled	Holes	Meterage	Samples

D-zone	2005	4	584	142
Phase I	2006	21	4017	1103
Phase II	2006	62	8501.3	2056

11.2.1 DRILLS

All drilling by NAP on the Shebandowan West Project was carried out by Bradley Brothers Limited. One drill was used for the first two programs (D-Zone and Phase I) and two drills were used for the Phase II diamond drill program. They generally ran two, 12-hour shifts with one driller and one helper per drill with at least one drill foreman present for general supervision seven days a week. All holes were drilled from surface using a fully hydraulic VD 5000; serial number VD5000-BRD-05 or a conventional Christensen diamond drill model CS1500; serial number 009910-0. A dry house was set up in the drilling area for equipment and personal storage on site. All NAP drilling in Shebandowan West drilled NQ diameter core (1.875”/ 47.6mm) using NW casing with inside and outside diameters 48.4mm and 57.1mm respectively. All drilling was conducted using a 10’ round core barrel. At the completion of each hole, the holes were cemented with Portland cement from top to bottom. Collar surveys were conducted on all phase II casings and casings later pulled.

11.2.2 DRILL SET-UP

Site preparation was the first step in the actual diamond drill core production and it was a coordinated effort between the Exploration geologists, diamond drill foremen, and contracted surveyors. Well in advance of drill moves, exploration department geologists provided an up-to-date drill hole schedule to the drill foreman, who then prepared each site as well as an access route. The drill foreman moved the drill to a different collar location by dragging/pushing the drill with a 145hp, 18 tonne, D6 bulldozer manufactured by Caterpillar. Delta Survey Inc was contracted by NAP to survey in drill hole collar and foresight positions that were clearly marked by wooden stake pickets, labelled with the drill hole number, azimuth of front/back sites, and planned dip of the hole. All drillhole planning and picket layouts were done using UTM Nad 83 zone 15 coordinates.

During the set-up procedure, the geologist was responsible for orientating the diamond drill to proper azimuth and dip, with the drill foreman responsible for adjusting the drill as indicated by the geologist. Ultimately, the drill-site geologist was responsible for the complete set-up. The geologist aligned the drill to the desired azimuth during the drill hole set-up using the two frontsite/backsite pickets as a guide to set the azimuth of the rods. Using a digital Smart Tool level, the dip of the hole was then orientated.

11.2.3 COLLAR SURVEYS

Final collar surveys by Delta Survey Inc did not occur until after the entire hole had been drilled. Delta Survey Inc, using a Leica GPS system (with accuracy estimates of ±2cm obtained by submitting raw data to the Natural Resources Canada, Precise Point Positioning service), acquired two points along the collar with the azimuth and dip being later calculated from these points. If the collar did not extend out of the ground, a metal pole was placed along the collar producing a longer casing for more accurate points further apart.

11.2.4 DOWNHOLE SURVEYS

All Phase II diamond drill holes throughout Shebandowan West were surveyed down-hole by a Reflex Maxibor instrument by Reflex North America Ltd, to accurately record the drill hole location at depth. These tests record measurements at 3m intervals giving a continuous survey of the drill hole orientation and deviation. EZ Shot (Electronic Solid-State Single-Shot, which records measurements at specific locations only, rather than along the entire hole length) tests were also conducted every 50m throughout each hole to test against the validity of the Reflex Maxibor The EZ Shot method was used to test the drill holes during D-Zone and Phase I drilling programs.

Figure 11.1: 2005-2006 NAP Drillhole Locations

Table 11.2  Drill Hole List

Hole-ID	Easting	Northing	Elevation	Azimuth	Dip	Length	Zone	Phase
SP05-005	700231.7	5386875	482.591	191.5	-53	125	D-zone	2005
SP05-006	700183.4	5386901	475.886	198	-51.5	116	D-zone	2005
SP05-007	700152.8	5386935	477.553	217.5	-48	140	D-zone	2005
SP05-008	700266.8	5386860	479.155	190.5	-50	203	D-zone	2005

SP06-001	701312.3	5386531	468.572	175	-50.6	174	West	1
SP06-002	701273.6	5386544	467.039	197	-41.2	173	West	1
SP06-003	701259.2	5386596	464.717	197	-45.4	273	West	1
SP06-004	701259.2	5386596	464.717	197	-45.2	354	West	1
SP06-005	701181.9	5386568	466.029	197	-51.6	111	West	1
SP06-006	701181.9	5386568	466.029	197	-58.9	177	West	1
SP06-007	701145.7	5386628	463.926	198	-61.1	171	West	1
SP06-008	701143.2	5386580	466.827	198	-44.3	138	West	1
SP06-009	701090.5	5386635	470.368	197	-42.2	219	West	1
SP06-010	701024	5386657	464.127	195	-45	234	West	1
SP06-011	701073.1	5386593	469.158	197	-43.1	171	West	1
SP06-012	701312.3	5386531	468.572	168	-47.9	246	West	1
SP06-013	701190.3	5386659	460.092	197	-46.3	291	West	1
SP06-014	701223.5	5386575	465.705	197.5	-64.1	168	West	1
SP06-016	701239.5	5386545	467.169	197	-58.1	138	West	1
SP06-017	701277.3	5386567	465.09	197	-44.1	252	West	1
SP06-015	700709.1	5386725	463.926	201.2	-45.5	162	Road	1
SP06-018	700678.8	5386780	465.034	195	-42.1	171	Road	1
SP06-019	700789.6	5386695	463.34	197	-43.5	160	Road	1
SP06-020	700219.6	5386790	464.535	197	-43.6	120	D-zone	1
SP06-021	700261.4	5386788	463.095	197	-45.4	117	D-zone	1

SP06-022	701312.5	5386534	468.564	189	-57.8	174	West	2
SP06-023	701303.4	5386573	462.258	178.4	-48.9	195	West	2

SP06-024	701303.3	5386573	462.128	178.3	-59.2	204	West	2
SP06-025	701308.3	5386592	459.234	180.8	-57.2	237	West	2
SP06-026	701302.8	5386572	462.266	191.6	-49.5	177	West	2
SP06-027	701289.9	5386543	466.98	193	51	141	West	2
SP06-028	701267.2	5386539	466.8	204.7	-44.8	225	West	2
SP06-029	701302.9	5386573	462.168	179.4	-63	237	West	2
SP06-030	701262	5386552	466.696	200	-60	189	West	2
SP06-031	701277.3	5386611	465.435	189	-54	222	West	2
SP06-032	701277.3	5386611	465.435	187	-59.5	246	West	2
SP06-033	701260.8	5386616	464.963	187.1	-51.3	198	West	2
SP06-034	701261	5386616	464.853	190.9	-55.7	222	West	2
SP06-035	701212.9	5386563	466.509	196.8	-49.1	147	West	2
SP06-036	701308.1	5386525	468.492	194.6	-43	126	West	2
SP06-037	701229.3	5386609	461.976	187.4	-53	206	West	2
SP06-038	701210.7	5386636	460.83	194.6	-61.2	240	West	2
SP06-039	701183.9	5386575	465.639	185.3	-61.1	150	West	2
SP06-040	701161.2	5386636	462.961	195.5	-42.2	183	West	2
SP06-041	701161.4	5386636	462.785	195	-52.5	228	West	2
SP06-042	701144.1	5386591	464.945	195.5	-47.4	141	West	2
SP06-043	701101.1	5386618	470.562	188	-57.8	200	West	2
SP06-044	701092.8	5386599	470.19	198.4	-48.9	150	West	2
SP06-045	701101	5386618	470.471	197.4	-59.2	180	West	2
SP06-046	701100.5	5386618	470.47	205.1	-57.2	198	West	2
SP06-047	700835.2	5386671	459.549	195.5	-49.5	141	Road	2
SP06-048	700803.7	5386683	461.624	192.1	-51	165	Road	2
SP06-049	700783.6	5386700	463.965	211.9	-47.2	174	Road	2
SP06-050	700749.8	5386699	459.919	200.2	-44.8	138	Road	2
SP06-051	700864.4	5386681	460.493	193.4	-63	159	Road	2
SP06-052	700734.5	5386708	460.549	201.8	-60	126	Road	2
SP06-053	700674.4	5386792	465.581	202.5	-54	180	Road	2

SP06-055	700709	5386725	464.155	208.3	-44.5	192	Road	2
SP06-065	700704.3	5386754	465.606	206	-41.3	210	Road	2
SP06-079	700709.1	5386725	463.958	196.1	-51.6	189	Road	2
SP06-054	700312	5386710	454.884	19	-59.5	135	D-zone	2
SP06-056	700263	5386740	459.624	23.9	-49.1	129	D-zone	2
SP06-057	700262.8	5386740	459.529	19.7	-43	141	D-zone	2
SP06-058	700235.3	5386741	458.303	14.9	-53	150	D-zone	2
SP06-059	700201.1	5386903	479.317	194	-61.2	177	D-zone	2
SP06-060	700163.8	5386924	478.069	195.3	-61.1	96	D-zone	2
SP06-061	700230.2	5386889	482.138	208.2	-42.2	162	D-zone	2
SP06-062	700269.3	5386785	462.589	11.9	-52.5	102	D-zone	2
SP06-063	700108.2	5386907	465.235	27.2	-47.4	60	D-zone	2
SP06-064	700132.2	5386888	463.947	36.5	-47.6	57	D-zone	2
SP06-066	700235.1	5386795	464.772	13.1	-42.5	45	D-zone	2
SP06-067	700210.9	5386812	463.697	14.4	-65.1	48	D-zone	2
SP06-068	700199.4	5386800	463.118	17.7	-50.2	72	D-zone	2
SP06-069	700237.8	5386783	463.806	11.7	-43.2	69	D-zone	2
SP06-070	700322.2	5386754	459.123	28.4	-45.8	66	D-zone	2
SP06-071	700343.4	5386761	459.631	27.3	-43.1	42	D-zone	2
SP06-072	700209.3	5386796	463.729	22.2	-45.4	63	D-zone	2
SP06-073	700187.3	5386850	465.45	204	-36.3	66	D-zone	2
SP06-074	700230.8	5386823	464.773	197	-85	102	D-zone	2
SP06-075	700042.8	5386927	461.153	359.5	-43.5	45	D-zone	2
SP06-076	700231.3	5386823	464.766	185.7	-83.6	30	D-zone	2
SP06-077	700230.9	5386822	464.599	197.8	-83.3	30	D-zone	2
SP06-078	700258	5386784	462.818	18.5	-42.1	55.5	D-zone	2
SP06-080	700028	5387009	486	17	-45	15	D-zone	2
SP06-081	700141	5386958	487	17	-45	15	D-zone	2
SP06-082	700184	5386911	476	17	-45	15	D-zone	2
SP06-083	700227	5386887	490	17	-45	15	D-zone	2

12.0   SAMPLING METHODS AND APPROACH

12.1   CORE PREPERATION & GEOTECHNICAN DATA

Core preparation was conducted within a core shack, which was locked whenever no NAP personal were on site. The core shack consisted of two sloped logging benches, a core rack, laptop computers and a specific gravity station.

At the end of the drillers shift, the drillers would bring the core from the drill to the core shack. Core lids were firmly taped on to prevent spilling or movement of core. Once lids are removed and core was brought into the core shack geotechnical from/to and RQD data was collected. Preparation technicians and logging geologists also visually checked the layout of the drill core in the boxes, as there is always the possibility of drillers spilling core or putting the drill core in backwards. Typical data collected on the Shebandowan west project includes from/to, rock quality designation (RQD) and specific gravity (SG) measurements. From/To values and RQD were collected along the entire length of hole but specific gravity measurements were carried out every 30m regardless of lithology. All geotechnical data was collected in standard metric units (e.g. metres and grams) and recorded on Exploration department forms. All collected geotechnical information was carefully entered into Excel spreadsheets, which were conditionally formatted to catch measurement and data entry errors. It was then compiled into an Access database (the “Geotech” database) that has further built-in validation and error checking. A NAP requirement was that one specific gravity sample had to be taken within sulphide mineralization as well as within an ultramafic unit in each drill hole. The logging geologist selected the sample and a geotechnician recorded SG and MAG measurements on all samples. Selected samples were measured and recorded and then sent to Accurassay Laboratories in Thunder Bay for the purpose of validating NAP specific gravity measurements. These lab SG core samples were cut in half by masonry saw, length-wise to roughly a 5cm length. Half of the core was used for the sample assay analysis, and placed in a separate bag attached to the original sample from where it came. The other half of the core was placed back into the core box for long-term storage. After the completion of the SG measurement from the lab, the half piece of core was returned to its’ proper location in the appropriate core box.

12.2   CORE LOGGING

Core logging by NAP geologists took place by measuring and recording information such as overburden depth, significant lithological units and geological features such as mineralization, alteration, structures and contacts. All of the information was entered directly into an internal Access drill log database.

12.3   SAMPLING

Drill core samples for assaying were selected based on significant mineralization or alteration through the sulphide mineralization, the logging geologist generally sampled in one-meter intervals, with exceptions at lithological contacts. Logging geologists always sampled a minimum of one to two meters of barren rock, adjacent to the sulphide mineralization contacts. Sampling one to two meters of barren material adjacent to the mineralization took place to ensure that the mineralization unit was completely defined.

When marking out the samples, the logging geologist marks the beginning and end of the samples on the core with a line and a sample number. Where blanks and standards were to be inserted, flagging tape was tied to the core to make the geotechnician aware.

Blanks and standards were inserted randomly within the sampling series. Within every 20th sample a blank was inserted into the sampling sequence and standards were inserted randomly within every 30th.

The core splitting/cutting area consisted of two workstations and a half core rack within a rented and locked utility trailer. Station one consisted of an electric hydraulic core splitter that split the core lengthwise. After splitting of a sample, half of the core was placed into a new plastic sample bag, prepared for the assay lab, while the other half of the core was placed back into the core box in the proper location. After each individual sample, the splitter was thoroughly brushed to remove any excess debris left behind. Station two was a masonry saw used to cut mineralized intervals along the length of the core. After cutting each piece of core, one half was rinsed clean with fresh water and placed in the appropriate sample bag and the other piece is placed back into the appropriate place in the core box. At the end of every shift or hole, geotechnicians placed the completed bagged samples into larger fibre bags and a NAP employee trucked samples directly to Accurassay Laboratories, Thunder Bay for analysis.

No drilling or recovery factors were noticed that could materially impact the accuracy and reliability of the results. A summary of the significant assay results returned from the Phase I and Phase II drilling programs are presented in Table 12.1 and 12.2, respectively.

Table 12.1:   Phase I Drilling Results

HOLE	FROM	TO	LENGTH	Ni (%)	Cu (%)	C0 (%)	Au (g/t)	Pt (g/t)	Pd (g/t)
WEST ZONE
SP06-001	85.00	91.00	6.00	0.7874	0.3322	0.0238	0.041	0.219	0.629
SP06-002	86.47	91.00	4.53	0.9387	1.2039	0.0475	0.121	0.208	1.307
and	98.80	110.68	11.88	1.9161	0.7734	0.0714	0.051	0.633	0.812
and	128.00	148.15	20.15	0.9135	0.6924	0.0327	0.131	0.158	0.635
SP06-003	146.00	157.00	11.00	0.4183	0.8172	0.0205	0.267	0.630	2.049
and	197.00	198.00	1.00	0.7642	0.3683	0.0236	0.140	0.238	0.538
SP06-004	300.00	302.00	2.00	0.3206	0.1217	0.0226	0.147	0.596	2.872
SP06-005	82.00	92.50	10.50	1.5899	1.0057	0.0588	0.166	0.500	1.849
and	96.50	97.90	1.40	1.4195	0.3220	0.0563	0.242	0.219	0.818
and	106.00	108.00	2.00	0.5071	0.1566	0.0398	0.038	0.188	0.523
SP06-006	129.55	136.00	6.45	0.5885	1.6606	0.0151	0.952	0.839	6.266
and	140.00	147.00	7.00	1.5948	0.5959	0.0297	0.183	0.402	1.767
SP06-007	142.00	144.00	2.00	0.3284	1.1128	0.0138	0.423	0.246	1.491
and	151.00	156.80	5.80	0.4523	0.7330	0.0278	0.169	0.331	1.127
SP06-008	80.00	82.00	2.00	0.6836	0.4011	0.0267	0.303	0.279	1.049
and	86.90	90.00	3.10	0.7616	1.0956	0.0312	0.188	0.401	1.376
and	118.00	122.00	4.00	0.2917	0.5080	0.0166	0.127	0.243	0.381
and	124.00	128.00	4.00	0.1877	0.6094	0.0120	0.261	0.199	1.011
SP06-009	166.25	168.55	2.30	0.2703	0.2735	0.0165	0.058	0.096	0.733
SP06-010	147.00	149.00	2.00	0.3153	0.2172	0.0151	0.089	0.092	0.375
SP06-011	122.60	125.00	2.40	0.9807	0.6577	0.0335	0.151	0.418	1.259
SP06-012	157.85	161.00	3.15	1.8056	0.8566	0.0567	0.228	0.919	3.164
and	208.00	209.00	1.00	1.2198	0.0660	0.0403	0.067	3.786	2.301
and	214.00	217.00	3.00	0.9862	0.4187	0.0333	0.219	0.340	1.000
and	223.00	227.00	4.00	2.2701	0.9452	0.0620	0.246	0.319	2.933
SP06-013	181.00	183.00	2.00	0.4352	0.1173	0.0217	0.077	0.430	1.006
and	267.40	269.40	2.00	0.5067	0.5531	0.0220	0.128	0.327	2.070
SP06-014	116.00	118.00	2.00	0.2904	0.8108	0.0097	0.192	0.370	1.049
and	123.00	134.00	11.00	1.0536	1.1115	0.0331	0.155	0.439	1.711

SP06-016	139.00	141.00	2.00	0.7102	0.2877	0.0254	0.064	0.249	1.148
and	80.00	84.00	4.00	0.7873	0.7094	0.0255	0.074	0.217	1.166
and	105.00	113.00	8.00	0.4726	0.2524	0.0228	0.118	0.144	0.518
SP06-017	147.70	154.50	6.80	0.6526	1.9050	0.0243	0.337	0.626	2.079
and	159.00	163.00	4.00	0.4461	0.3070	0.0188	0.058	0.534	1.177

ROAD ZONE
SP06-015	33.00	35.00	2.00	0.3856	0.1194	0.0113	0.073	0.275	0.666
and	63.85	65.00	1.15	1.8669	0.5246	0.0735	0.193	0.281	0.822
and	69.00	74.00	5.00	1.4224	0.6813	0.0526	0.144	0.500	1.035
and	121.90	142.00	20.10	1.9350	1.0171	0.0546	0.157	0.184	0.945
and	147.00	148.00	1.00	1.4820	0.3377	0.0425	0.098	0.101	0.605
SP06-018	120.17	122.62	2.45	0.3473	0.5685	0.0134	0.474	0.327	2.041
SP06-019	72.80	80.00	7.20	1.7230	0.8990	0.0478	0.214	0.421	1.356
and	150.05	151.80	1.75	0.7158	0.4356	0.0288	0.154	0.149	0.623

D ZONE GOLD TARGET
SP06-020			no significant values
SP06-021	36.00	37.07	1.07	0.0032	0.0046	0.0026	0.419	0.016	0.005

NOTE: True widths are interpreted to average 65-75% of drilled widths

Table 12.2:   Phase II Drilling Results

HOLE	FROM	TO	Length	Ni (%)	Cu (%)	Co (%)	Au (g/t)	Pt (g/t)	Pd (g/t)
West Zone
SP06-022	102.30	103.55	1.25	0.7392	0.5416	0.0451	0.033	0.142	0.785
and	145.65	147.00	1.35	1.3226	0.5287	0.0354	0.225	0.167	0.748
SP06-023	134.00	144.00	10.00	1.0975	0.5161	0.0397	0.093	0.257	1.034
and	183.00	185.00	2.00	0.4343	0.1757	0.0193	0.081	0.105	0.443
SP06-024	146.85	153.70	6.85	0.4771	0.1477	0.0168	0.104	0.331	0.907
and	165.80	175.00	9.20	0.5544	0.2794	0.0233	0.057	0.140	0.406
incl	165.80	171.00	5.20	0.7596	0.4024	0.0307	0.062	0.210	0.593
incl	173.00	175.00	2.00	0.3192	0.1731	0.0132	0.052	0.063	0.216
SP06-025	150.00	153.00	3.00	0.3741	0.0534	0.0233	0.049	0.072	0.331
and	201.00	204.00	3.00	1.1609	0.6308	0.0498	0.217	0.286	1.876
and	211.00	215.00	4.00	0.5127	0.7204	0.0182	0.067	0.619	0.892
and	231.00	232.00	1.00	0.5064	0.3375	0.0397	1.528	0.172	1.606
SP06-026	121.00	135.62	14.62	0.6660	0.3985	0.0264	0.078	0.328	0.880
incl	121.00	127.00	6.00	0.8498	0.5346	0.0325	0.107	0.224	1.166
and	142.00	143.00	1.00	0.7707	0.5543	0.0322	0.152	0.274	0.917
and	160.00	164.00	4.00	0.5031	0.3798	0.0352	0.054	0.131	0.524
SP06-027	39.84	42.00	2.16	0.4803	0.0973	0.0242	0.039	0.192	0.657
and	72.00	74.00	2.00	0.5566	0.4680	0.0198	0.206	0.224	0.592
and	91.67	106.67	15.00	0.5187	0.4683	0.0225	0.040	0.152	0.439
incl	91.67	94.67	3.00	1.3027	1.3887	0.0339	0.117	0.308	1.130
and	134.00	136.00	2.00	0.3751	0.3302	0.0216	0.057	0.142	0.411
SP06-028	26.40	29.57	3.17	0.6895	0.1931	0.0320	0.054	0.356	0.950
and	82.00	85.40	3.40	0.8638	0.4507	0.0385	0.135	0.497	1.116
and	92.00	95.00	3.00	0.5561	0.7916	0.0345	0.096	0.184	1.267

SP06-029	110.00	115.70	5.70	0.6701	0.1712	0.0289	0.047	0.312	1.009
and	152.15	156.00	3.85	2.0589	2.6134	0.0810	2.884	0.623	4.253
and	173.60	175.73	2.13	1.6484	0.9650	0.0653	0.195	0.560	2.041
SP06-030	107.00	109.00	2.00	3.2769	6.3063	0.0643	1.113	1.544	8.448
and	114.00	132.00	18.00	1.3194	2.2207	0.0332	0.186	0.597	2.391
incl	123.00	132.00	9.00	1.9197	3.6885	0.0399	0.284	0.565	2.875
SP06-031	203.00	208.70	5.70	0.9048	0.6217	0.0371	0.127	0.321	0.979
SP06-032	192.00	193.00	1.00	0.3666	0.2784	0.0152	0.102	0.250	0.949
and	238.00	242.20	4.20	0.3330	0.1761	0.0148	0.031	0.252	0.551
SP06-033	174.00	175.56	1.56	0.7827	0.5615	0.0203	0.009	0.056	0.324
and	182.00	183.00	1.00	0.5618	1.5550	0.0402	0.394	0.156	2.802
SP06-034	185.00	187.00	2.00	0.6269	0.1443	0.0249	0.048	0.067	0.792
SP06-035	85.00	87.00	2.00	0.4120	0.3240	0.0290	0.044	0.110	1.037
and	93.00	95.00	2.00	0.4569	0.1878	0.0236	0.103	0.113	0.467
and	100.00	102.00	2.00	0.4559	0.2953	0.0216	0.066	0.110	0.451
and	120.00	122.00	2.00	0.2830	0.3374	0.0211	0.062	0.148	0.448
SP06-036	77.20	82.75	5.55	0.3249	0.4469	0.0170	0.102	0.318	1.113
SP06-037	156.99	163.00	6.01	0.3867	0.2644	0.0186	0.043	0.365	1.062
and	170.00	171.00	1.00	1.0579	0.5021	0.0567	0.094	0.268	1.104
SP06-038	191.30	194.30	3.00	0.5925	0.4759	0.0239	0.148	0.317	1.053
and	227.00	228.00	1.00	2.0227	0.7969	0.0521	0.069	0.196	1.026
SP06-039	107.00	109.00	2.00	0.2205	0.5149	0.0153	0.130	0.143	0.697
and	111.00	126.95	15.95	0.9779	1.4212	0.0378	0.172	0.407	2.176
incl	114.00	125.00	11.00	1.2090	1.5257	0.0458	0.219	0.510	2.726
SP06-040	147.60	150.60	3.00	0.4882	0.8250	0.0260	0.489	0.423	1.739
and	160.60	163.80	3.20	1.3022	0.4415	0.0232	0.113	0.174	0.977
SP06-041	199.75	203.75	4.00	4.6713	1.1941	0.1127	0.095	0.516	1.036
SP06-042	82.17	84.20	2.03	0.3218	0.2776	0.0140	0.068	0.093	0.359
and	107.00	112.00	5.00	1.0480	1.7046	0.0340	0.122	0.834	1.525
and	121.00	122.00	1.00	0.4830	0.5562	0.0178	0.073	0.080	0.434
SP06-043	105.00	106.00	1.00	0.3931	0.0592	0.0175	0.008	0.104	0.647
and	140.00	148.00	8.00	0.6332	0.7064	0.0337	0.377	0.987	2.514
and	194.97	195.97	1.00	0.5449	0.2793	0.0200	0.074	0.137	0.643
SP06-044	66.10	67.20	1.10	0.7038	0.2894	0.0233	0.093	0.217	0.917
and	119.00	124.35	5.35	0.6925	1.1014	0.0327	0.172	0.236	0.832
SP06-045	166.20	167.20	1.00	0.1942	0.0872	0.0108	0.265	0.149	1.191
SP06-046	145.00	147.00	2.00	0.4044	0.6029	0.0114	0.056	0.179	0.580
and	150.00	160.16	10.16	1.0588	0.6396	0.0354	0.115	0.260	0.831
incl	153.00	157.00	4.00	1.4939	0.8448	0.0635	0.123	0.271	0.962

Road Zone
SP06-047	59.00	60.00	1.00	0.2231	1.1785	0.0079	0.947	0.330	0.991
and	104.55	107.55	3.00	0.7052	0.3151	0.0300	0.084	0.213	1.097
SP06-048	61.70	65.80	4.10	1.0610	1.3507	0.0357	0.399	1.046	2.850
and	120.40	123.75	3.35	0.7517	0.2937	0.0248	0.133	0.088	0.733
SP06-049	25.00	25.25	0.25	1.4350	0.2823	0.0610	0.075	0.078	0.998
and	39.15	40.25	1.10	0.7768	0.2736	0.0268	0.097	0.181	0.701
and	73.00	78.00	5.00	0.7436	0.6909	0.0337	0.274	0.278	0.880
and	81.00	84.75	3.75	0.4556	1.1768	0.0248	0.646	0.301	0.646
and	154.00	157.00	3.00	0.9026	1.0592	0.0379	0.054	0.152	0.999
SP06-050	12.60	13.10	0.50	2.2563	3.0008	0.1443	0.708	0.032	0.031
and	58.70	62.30	3.60	0.4763	0.4893	0.0278	0.195	0.288	0.889
and	66.35	79.65	13.30	0.9073	0.5222	0.0321	0.100	0.182	0.775
incl	66.35	73.00	6.65	1.5859	0.9578	0.0498	0.192	0.333	1.449
and	113.65	116.70	3.05	0.6195	0.2559	0.0240	0.046	0.122	0.729

SP06-051	30.31	33.31	3.00	0.3988	0.3089	0.0215	0.207	0.179	0.599
and	76.00	77.00	1.00	1.7469	0.6917	0.1394	0.240	0.510	2.551
and	118.85	120.85	2.00	0.7498	0.5580	0.0384	0.158	0.379	1.098
SP06-052	70.60	86.00	15.40	1.0987	0.9504	0.0403	0.244	0.393	2.490
incl	73.00	78.00	5.00	1.5681	1.2326	0.0559	0.200	0.581	4.671
incl	82.00	86.00	4.00	1.8153	0.8166	0.0493	0.198	0.532	2.057
SP06-053	136.25	140.25	4.00	1.6672	0.8060	0.0526	0.274	0.297	1.464
SP06-055	56.00	74.00	18.00	1.0622	0.6411	0.0470	0.180	0.316	0.961
incl	59.00	63.00	4.00	1.1108	0.6410	0.0544	0.252	0.410	1.185
incl	66.00	74.00	8.00	1.6352	0.9759	0.0689	0.146	0.426	1.280
SP06-065	61.13	63.20	2.07	0.4722	0.2246	0.0243	0.072	0.201	0.593
and	93.88	95.00	1.12	0.9876	0.5766	0.0332	0.224	0.165	0.843
and	99.00	113.00	14.00	1.8209	0.8266	0.0610	0.318	0.495	1.490
and	185.00	187.00	2.00	0.8081	0.2115	0.0379	0.061	0.118	0.503
SP06-079	67.50	77.70	10.20	1.3989	0.7007	0.0427	0.369	0.517	1.939
and	145.55	147.55	2.00	1.3730	0.7796	0.0837	1.258	0.163	1.303
and	157.4	159.15	1.75	1.9813	0.8677	0.0473	0.313	0.129	0.907

D-Zone
SP05-054	93.35	95.36	2.01	0.4301	0.1303	0.0200	0.100	0.120	0.426
SP06-056	81.00	82.00	1.00	0.2794	0.3970	0.0268	0.139	0.197	1.439
and	113.70	115.40	1.70	1.2632	1.1370	0.0407	0.434	0.509	2.180
SP06-057	no significant results
SP06-058	no significant results
SP06-059	18.50	19.50	1.00	0.4081	0.2437	0.0208	0.084	0.220	0.840
SP06-060	no significant results
SP06-061	39.25	43.25	4.00	0.6032	0.3021	0.0345	0.383	0.360	1.115
and	107.00	109.05	2.05	0.4771	0.8656	0.0223	0.784	0.681	1.496
and	146.45	148.65	2.20	1.4594	1.0985	0.0807	1.584	0.521	1.801
SP06-062	20.00	21.00	1.00	0.2097	0.6176	0.0113	0.073	0.337	1.544
and	31.00	32.00	1.00	0.4509	0.8726	0.0279	0.332	0.327	1.208
SP06-063	43.60	44.60	1.00	0.0139	0.0259	0.0061	21.212	0.028	0.013
SP06-064	no significant results
SP06-066	12.00	14.40	2.40	0.183	0.089	0.009	0.041	0.051	0.202
	15.00	21.80	6.80	0.266	0.254	0.015	0.164	0.153	0.417
and	30.50	31.30	0.80	0.4325	0.5643	0.0176	0.012	0.039	0.062
SP06-067	22.00	35.80	13.80	1.3493	0.7436	0.0472	0.312	0.301	1.105
SP06-068	37.66	38.50	0.84	1.2417	1.7261	0.0674	0.575	0.231	1.188
and	42.00	43.00	1.00	0.9628	0.5072	0.0417	0.286	0.229	0.781
and	49.40	53.00	3.60	1.0373	0.1441	0.0583	0.096	0.258	0.552
and	58.80	60.30	1.50	5.9319	0.9889	0.0889	1.725	0.271	2.708
SP06-069	29.00	30.00	1.00	0.3920	0.1107	0.0168	0.016	0.032	0.091
and	60.00	61.00	1.00	0.2207	1.3333	0.0232	0.222	0.008	0.005
SP06-070	28.80	29.80	1.00	0.1870	0.4238	0.0214	0.830	0.858	4.320
and	42.70	43.26	0.56	0.6879	1.9458	0.0322	0.908	1.124	2.612
and	49.10	50.10	1.00	0.3390	0.2119	0.0154	0.048	0.016	0.396
SP06-071	26.76	28.84	2.08	1.3503	1.4452	0.0229	0.430	0.455	1.448
SP06-072	49.00	54.71	5.71	0.3664	0.1552	0.0157	0.057	0.225	0.734

SP06-073	no significant results
SP06-074	12.80	15.00	2.20	6.5634	1.2548	0.1258	0.230	1.222	2.524
and	19.60	20.73	1.13	1.2380	0.3020	0.1397	0.258	0.361	1.905
and	23.68	26.67	2.99	5.9537	1.7659	0.1259	0.139	0.492	2.814
and	49.67	54.67	5.00	0.5360	0.2438	0.0239	0.112	0.137	0.341
SP06-075	no sampling
SP06-076	no significant results
SP06-077	22.00	24.75	2.75	3.9816	1.0497	0.1052	0.143	0.737	3.547
SP06-078	34.00	40.00	6.00	0.3782	0.7846	0.0191	0.220	0.460	1.182

NOTE: True widths are interpreted to average 65-75% of drilled widths

13.0   SAMPLE PREPARATION, ANALYSIS AND SECURITY

13.1   GENERAL

All samples collected by NAP and delivered to Accurassay Labs of Thunder Bay, Ontario, were analyzed for precious metals by fire assay with an AA finish, while base metals were analyzed using aqua-regia.

13.2   SAMPLE PREPARATION

After receipt of the NAP samples at Accurassay Labs in Thunder Bay, Ontario the sample went through the following preparation prior to assaying.

1.                                       Samples were dried if required

2.                                       Crushed to 90%-10 mesh

3.                                       Split into 250-450 gram samples using a Jones Rifler

4.                                       Retain one coarse sub-sample reject for possible further use

5.                                       Other sub-sample pulverized to 90%-150 mesh using a ring and puck pulverizer

6.                                       Homogenize pulp prior to analysis

7.                                       Silica cleaning between each sample is performed to prevent any cross contamination

13.3   ASSAY METHODS

Fire Assay

For flame AAS determinations preliminary concentrations for Au, Pt and Pd by fire assay (lead collection) is the preferred method. The standard operating procedure for Fire Assaying at Accurassay Laboratories involves weighing, fluxing, fusion and cupellation.

Weighing:     A 30.2 gram sample mass was used for all samples provided to Accurassay Laboratories. NOTE: Sample mass may have been changed to accommodate sample chemistry, when required.

A furnace load consists of 24 samples with a check done every 10th sample, along with a blank and a Quality Control Standard. NOTE: Duplicate checks were done on pulverized samples and not reject samples along with one Certified Reference Material per
8-hour work shift. The Certified Reference Materials were provided by CANMET.

Fluxing:       Samples provided to Accurassay Laboratories by North American Palladium Ltd. usually do not require preliminary treatment and may be mixed directly with the assay flux and fused. Currently, Accurassay Laboratories uses a premixed basic flux purchased from Reliable Industries. The composition of the flux is as follows:

Litharge:	50.4%
Soda Ash (dense)	35.9%
Borax	10%
Silica flour	3.6%

It is standard practice for laboratories to use a premixed flux and adjust the ingredients when necessary.

Fusion:         Samples are typically fused for 1¼ hours at 1800 to 2000 degrees Fahrenheit. The fusion time may be increased as needed.

Cupellation: Samples are typically cupelled for 50 minutes at 1900 degrees Fahrenheit. The cupellation time may be increased as needed.

Digestion – Precious Metals

Precious metal beads are digested using a nitric/hydrochloric acid digestion and  bulked up with a 1% La2O3 solution and distilled water. The use of lanthanum in  the concentration of 0.2-1.0% is an acceptable practice and complies with accepted published methods. A final volume of 3 mLs is used for the analysis.

Digestion – Base Metals

Base metal samples are digested using a nitric/hydrochloric acid digestion and bulked up with extra hydrochloric acid and distilled water. A final volume of 10 mLs is used for the analysis.

Flame Atomic Absorption Spectrometric Measurement

Accurassay Laboratories uses a Varian AA240FS with manual sample introduction for the determination of gold, platinum, palladium and rhodium. A

Varian AA220FS with a sample introduction pump system is used for the determination of silver, copper, cobalt and nickel.

Calibration standards are made up from 1000 ppm certified stock solutions. Quality Control check solutions are made up from separately purchased 1000 ppm certified stock solutions.

13.4   QA/QC PROCEDURES

As a means of quality control-quality assurance (QAQC) measures for each diamond drilling program; was the insertion of blank and standard samples into the continuous sampling series at random. The insertion of blank and standard materials was done to ensure the accuracy of the assay results against any laboratory bias. For each drill hole, random positions were chosen for the blanks within each set of 20 samples (e.g. 1 blank sample within samples 001 to 020, 1 blank sample within samples 021 to 040, etc). Similarly, random standard sample positions where chosen within each set of 30 samples (e.g. 1 standard sample within samples 001 to 030, 1 standard sample within samples 031 to 060, etc).

Phase I

In phase 1 drilling, forty-eight (48) blank samples were generated and used from the remaining half of year 2001 and 2004 Lac des Iles drill core samples that had previously assayed less than or near to the palladium detection limit. Ideally, lengths of core were selected with several consecutive samples assaying <0.015g/t Pd. All blank samples used in 2006 originally assayed <0.015g/t Pd. Standards used during the phase 1 exploration type program consisted of two Pd standards (LDI-M and LDI-H series) purchased by NAP for original use at Lac Des Iles Mines that were only used in the first eight (8) holes of the program. After their arrival, two (2) Ni standards called RTS Ni 111 and RTS-4 were used instead to the Pd standards. A total of 36 standards were inserted into 1019 core samples in phase I.

The control charts for check assays, blanks and standards inserted into the Phase I diamond drilling program are presented in Figures 13.1, 13.2 and 13.3.

Figure 13.1:   Phase I Check Assay Comparisons

Figure 13.2:   Phase I Blank Sample Results

Figure 13.2: Graphs of blank samples palladium results plotted against original drill core values. Samples exceeding 0.030g/t palladium difference are shown in red.

Figure 13.2: Graph of palladium difference between the 2006 blank samples results and the original drill core values. Red line at 0.030g/t palladium difference.

Figure 13.3:   Phase I Palladium and Nickel Standard Results

13.3: phase 1-2006 drilling LDI-M standard sample Pd results and Pd difference.

13.3: phase 1-2006 drilling LDI-H standard sample Pd results and Pd difference.

13.3: phase 1-2006 drilling Ni 111 standard sample Ni results and Ni difference.

13.3: phase 1-2006 drilling RTS-4 standard sample Ni results and Ni difference.

Figure 13.3:   phase 1-2006 Shebandowan drilling standard sample Pd results and Pd differences for the four standard reference material series

The phase 1-2006 results are shown in blue on the above graphs.

The individual sample results used to generate the standard reference materials’ averages are shown in brown outlined diamonds on the above graphs. These individual results are not available for the RTS-4 standard reference material.

Light green lines represent the standard reference material’s average and +/-3standard deviations. The dashed dark green lines on the Ni 111 graph represent the equivalent percentage standard deviation as RTS-4 (4.53%).

Phase II

Blank samples submitted in 2006 during the phase 2 drilling were generated from the remaining half of 2004 Shebandowan drill core samples taken of near barren sediments/iron formation or mafic volcanics with minor granite, peridotite and felsic dike. All blank samples used in 2006 phase 2 drilling originally assayed <0.0099% Ni and  0.0098% Cu. Ninety-five (95) blank samples submitted in the phase II sampling program amongst 1891 core samples. The Phase II drill program used four different standards for QAQC purposes. Three other standards were purchased; Ni-III was purchased from WCM Sales Ltd., Burnaby BC, Canada and GBM903-11 and GBM905-16 were purchased from Geostats Pty Ltd., Western Australia. The fourth standard was again the RTS standard mentioned above. A total of 70 standard samples from these four standard reference materials were submitted during phase II of the Shebandowan drilling program representing 3.4% of the total submitted samples.

Quality control (QC) data at Shebandowan West regularly comprised of check assays. As another means of quality assurance, check samples were sent to ALS chemex in Thunder Bay. Ten percent (10%) of all samples taken and sent to Accurassay Ltd. were sent as pulps to ALS Chemex for assay using aqua-regia digestion. The control charts for check assays, blanks and standards inserted into the Phase II diamond drilling program are presented in Figures 13.4 to 13.8 inclusive.

Figure 13.4:   Phase II Check Assay Comparisons

Figure 13.5:  Check Assay Nickel Difference

When the Phase II assays were being summarized and checked by NAP personel, a problematic time period (highlighted in yellow in Figure 13.5 and within the dashed purple lines in Figures 13.7) was noticed. The Ni and Co assays from this time period were high and therefore too ensure the accuracy of the data from this time period, all samples submitted to Accurassay during this time period were re-assayed using pulps. The results of the re-assaying are summarized in figures 13.8. The re-assayed problematic time interval results ran lower than original and matched the chemex checks run on the original samples.

Figure 13.6:   Phase II Blank Sample Results

Figure 13.7:   Phase II Nickel Standards Results

13.6 phase II-2006 drilling Ni 111 standard sample Ni results and Ni difference.

13.6 phase II-2006 drilling RTS-4 standard sample Ni results and Ni difference.

13.6 phase II-2006 drilling GBM903-11 standard sample Ni results and Ni difference.

13.6 phase II-2006 drilling GBM905-16 standard sample Ni results and Ni difference.

Figure 13.6:  phase II-2006 Shebandowan drilling standard sample Ni results and Ni differences for the four standard reference material series. The phase II-2006 results are shown in blue on the above graphs.

The individual sample results used to generate the standard reference materials’ averages are only available for Ni 111 and are shown as brown outlined diamonds.

Light green lines represent the +/-3standard deviations. The dashed green lines on the Ni 111 graph represent the equivalent percentage standard deviation as RTS-4 (4.53%).

Figure 13.8:   Phase II Problematic Time Period Re-Assay Results

13.5   SAMPLE SECURITY

NAP took reasonable steps to ensure the security of samples from the drill site through to the database. These include:

care taken with the boxing of core at the drill site with secure taping of box lids;

careful transport of core from the drill rig to the core shack to ensure jumbling does not occur;

all measures were taken to ensure that  the core, split samples, blanks and standards were locked in the logging and sampling facilities.

piecing together and orientation of each core run prior to core photography;

securing of sample bags and fibre bags with electrical tape for transport to Accurassay Laboratories, Thunder Bay;

retention of both coarse rejects and pulps in secure locked storage;

retention of half core in core boxes is located in sturdy storage racks, on the private property of Mr. & Mrs. J. Hackl in Shebandowan, Ontario. The core racks are highly visible from the residence of Mr & Mrs. J. Hackl, but not clearly visible from Shebandowan Road.

The measures discussed above do not guarantee that the samples are completely immune from tampering, but the secure storage of the remaining half core, the coarse rejects, and the pulps means that any suspicion of fraudulent behaviour can always be resolved by reference to the original sample, which has been retained.

14.0   DATA VERIFICATION

Historic data presented in this report has come primarily from numerous in-house reports archived at the offices of INCO in Sudbury, Ontario, and the public files at the Thunder Bay Resident Geologist’s Office. The authors have reviewed the historical data, and can verify that the information has been presented accurately as it exists in those files and reports to the best of their ability. Those reports, and the government archived files, contain the assay certificates and other supporting documentation for the data presented for the most recent work on the property INCO.

Mr. Fred Brown and Mr. Des Cullen have visited the Shebandowan West Property on September 27, 2006 and May 3, 2007 respectively. Mr.Fred Brown has taken independent samples as outlined. Ten split-core samples (half-core) were randomly selected from NAP drillhole core in order to confirm the presence of mineralization. A NAP standard reference sample (NI111) and standard NAP blank sample were also submitted for analysis. The split-core samples selected were chosen in such a way as to duplicate as closely as possible the original sample interval; however, due to the highly variable RQD of the core, some error in this respect can be expected.

NAP drillhole core was stored in unsecured and exposed cross-stacked wooden core boxes at a private residence in Shebandowan. Due to the unsecured nature of the core, a chain-of-custody cannot be directly established for the collected samples; however, no evidence of tampering or weathering was observed.

The samples were taken directly from the core boxes, bagged, sealed and tagged by this author, and remained secured until delivery on 28 September 2006 to Accurassay Laboratories, Thunder Bay. Assay results were provided electronically by Accurassay. Samples were assayed by Accurassay for Ag, Au, Co, Cu, Ni, Pt and Pd. The original assay data and Accurassay confirmation results are given in Table 14.1

While on site, in-situ mineralization was observed by this author along the eastern extent of the project area. Drilling operations were also observed, and historical and current collar positions were pointed out in the field. Although the lack of an established chain-of-custody for the unsecured core samples is problematic, the observed mineralization in the field and the production history of the property, combined with the check samples collected, serve to confirm the presence of mineralization in the current exploration area.

Table 14.1: Verification assay samples.

ORIGINAL ASSAY RESULTS

HOLE-ID	Au g/t	Cu %	Ni %	Pt g/t	Pd g/t	Co %
SP06-002	0.015	1.108	5.194	2.155	1.475	0.158
SP06-003	0.043	0.121	0.117	0.167	0.502	0.005
SP06-005	0.155	0.773	1.840	0.395	2.263	0.059
NI111	NA	0.240	0.420	NA	NA	0.180
SP06-006	0.053	0.111	0.182	0.077	0.836	0.008
BLANK	0.000	0.000	0.000	0.000	0.000	0.000
SP06-007	0.125	1.304	0.798	0.179	0.485	0.027
SP06-008	0.031	0.105	0.120	0.100	0.169	0.012
SP06-011	0.042	0.059	0.104	0.008	0.005	0.007
SP06-012	0.070	0.493	0.943	0.217	0.945	0.038
SP06-015	0.334	2.339	4.457	0.364	2.829	0.112
SP06-017	0.009	0.203	0.307	0.049	0.234	0.019

CHECK ASSAY RESULTS

Accurassay #	Client Tag		HOLE-ID	Au g/t	Cu %	Ni %	Pt g/t	Pd g/t	Co %
118813	FHBS-1		SP06-002	0.071	0.401	6.556	2.069	1.226	0.094
118814	FHBS-2		SP06-003	0.020	0.219	0.109	0.074	0.108	0.006
118815	FHBS-3		SP06-005	0.247	0.937	1.441	0.521	2.708	0.046
118816	FHBS-4		NI111	0.033	0.231	0.420	0.092	<0.010	0.012
118817	FHBS-5		SP06-006	0.076	0.176	0.205	0.158	1.71	0.010
118818	FHBS-6		BLANK	0.001	0.007	0.008	0.026	0.001	0.001
118819	FHBS-7		SP06-007	0.418	1.608	0.589	0.737	1.214	0.017
118820	FHBS-8		SP06-008	0.042	0.089	0.092	0.060	0.206	0.009
118821	FHBS-9		SP06-011	0.040	0.031	0.088	0.145	0.310	0.005
118822+23	FHBS-10	*	SP06-012	0.081	0.695	1.431	0.287	1.412	0.020
118824	FHBS-11		SP06-015	0.313	1.962	5.054	0.403	2.597	0.091
118825	FHBS-12		SP06-017	0.010	0.149	0.487	0.001	0.230	0.012

* Average

15.0   ADJACENT PROPERTIES

There are no significant occurrences of Ni-Cu mineralization in the vicinity of the Shebandowan Property.

16.0   METALLURGY AND MINERAL PROCESSING

16.1    INTRODUCTION

Historically, the Shebandowan Mill produced a bulk nickel-copper concentrate that was transported to INCO’s Copper Cliff Smelter for processing. The only documentation available from this era are the results from a test pilot plant that was carried out by International Nickel Company of Canada, Limited (predecessor to INCO) between March 7th – May 13th, 1970 (see Dorland, 1970). Results from the pilot plant report nickel, copper recoveries averaging 92.2% and 93.5%, respectively. This was done without pyrrhotite rejection and produced a concentrate grading 4.32% Ni and 2.54% Cu. With pyrrhotite rejection, the recoveries were 88.7% for nickel and 93.1% for copper and produced a concentrate with grades of 5.52% Ni and 3.31% Cu. Recoveries for precious metals were reported to average 82%.

This information is not necessarily indicative of the mineralization on North American Palladium’s Shebandowan West Property.

Currently, it is the intent of NAP to investigate the amenability of processing the West Shebandowan mineralization through the mill at their Lac des Iles Mine (LDI), located approximately 120 kilometers to the northwest of the West Shebandowan Project. The Shebandowan West ore would either be batched processed or blended in with the PGE, Ni, Cu ore material from Lac des Iles to produce a bulk (nickel, copper, PGE) sulphide concentrate.

16.2   RECENT TESTING

In 2006, North American Palladium provided representative drill core from six diamond drill holes to SGS Lakefield Mineral Services in Lakefield, Ontario to perform lab scale bench tests to provide an indication of the metallurgical performance.

The six composite samples were collected from drill holes through the Shebandown West Zone, Road Zone and D-Zone. Each of the six composite samples was comprised of a number of different assay reject samples from the holes. These were all consecutive samples representing specific ore intercept intervals. The six composites were then combined into one single composite sample for development testing.

Figure 16.1:  Schematic longitudinal section of sample locations

Table 16.1:   Composite Sample Table

Hole ID	SP06- 001	SP06- 003	SP06- 006	SP06- 007	SP06- 015	SP06- 018	O’all Comp - Calc	O’all Comp- Assay
Interval (m)	85.0 to	146.0 to	130.75 to	148.0 to	121.9 to	120.17 to
	91.0	157.0	146.0	156.8	142.0	123.0
Head Assays
Cu %	0.27	0.87	1.04	0.61	1.49	0.89	1.02	0.92
Ni(T) %	0.77	0.66	0.77	0.50	2.29	0.73	1.19	1.15
Ni(AR) %	0.61	0.55	0.62	0.41	2.10	0.62	1.05	1.00
Co %	0.03	0.03	0.03	0.03	0.07	0.03	0.04	0.03
Au g/t	0.05	0.14	0.38	0.10	0.22	1.94	0.29	0.28
Pt g/t	0.24	0.54	0.58	0.27	0.26	0.53	0.40	0.37
Pd g/t	0.68	1.80	3.31	1.17	1.41	2.22	1.89	1.88
S %	3.54	3.19	3.59	2.93	10.50	3.81	5.62	4.74
Calc. Assays Drill Core
Cu %	0.33	0.82	0.96	0.61	1.02	0.51	0.82
Ni(AR)%	0.79	0.42	0.97	0.39	1.93	0.33	1.05
Co %	0.02	0.02	0.02	0.02	0.05	0.01	0.03
Au g/t	0.04	0.27	0.46	0.15	0.16	0.44	0.25
Pt g/t	0.22	0.63	0.53	0.35	0.18	0.29	0.37
Pd g/t	0.63	2.05	3.37	1.02	0.94	1.84	1.73

Note: Red values indicate more than 20% difference; (T)=Total Ni,

(AR)=Aqua Regia (soluble Ni).

To date, nine batch flotation tests have been completed. The results of this test work provided baseline information for mineral floatability and grade-recovery curves.

The current intent is that West Shebandowan mineralization will be processed in the LDI Mill. It is unknown what the ore mixture will be in the future. West

Shebandowan material could be batched or could end up being processed with LDI open pit; underground and low grade stockpiled ore. The flotation tests were focused on how the West Shebandowan mineralization would perform on a “stand alone” basis.

16.3   FLOTATION TESTWORK

All work was completed at the SGS Mineral Services lab. The first phase of metallurgical test work included batch rougher and cleaner flotation. The current Lac des Iles reagent suite was used and compared against other possible reagents. It was established that the current reagents could be used to promote flotation and froth recovery.

Lac des Iles mill currently produces a bulk concentrate, with significant PGM values. The West Shebandowan mineralization has higher Cu and Ni grades and lower PGM values than LDI ore. Lab tests were completed to determine if a selective flotation to separate Cu and Ni concentrates could be produced with the West Shebandowan material.

From this test work, cleaner flotation with at different grind size was completed. The grind sizes were arbitrarily chosen, to see the effect of a finer verses coarser grind.

A typical cleaner concentrate has the grades as listed in Table 16.2 below.

Table 16.2:  Concentrate Grades and Recoveries

CONCENTRATE GRADE

	Cu	Ni	Pd	Pt	Au
CONCENTRATE	%	%	g/t	g/t	g/t
Shebandowan	10.0	9.0	16	2.8	2.8

RECOVERY

Cu	Ni	Pd	Pt	Au	Wt %
85	65	60	85	80	7.0

The bulk mineralogy of the metallurgical sample was determined by Bulk Modal Analysis (BMA) using a QEMSCAN instrument. QEMSCAN is an acronym for Quantitiative Evaluation of Materials by Scanning Electron Microscopy and is designed to measure mineralogical variability based on chemistry at the micrometer-scale. The purpose for this analysis was to quantify the gangue and sulphide mineral phases present within the sample. The BMA analysis was carried out on different size fractions of the ground material and the results are presented in Table 16.3.

Table 16.3:  Bulk Modal Analysis (BMA) Mineralogy

Shebandowan Composite

Mineral Mass (%)	Combined	-300/+75	-75/+38	-38/+20	-20
Mass Size Distribution(%)	100.0	14.3	26.4	12.6	46.7
Particle Size	17	77	42	23	10

		-300/+75		-75/+38		-38/+20		-20
Mineral Mass (%)	Combined	Sample	Fraction	Sample	Fraction	Sample	Fraction	Sample	Fraction
Pentlandite	1.3	0.0	0.2	0.2	0.7	0.2	1.3	0.8	1.7
Violarite	0.3	0.0	0.1	0.1	0.3	0.1	0.6	0.2	0.4
Millerite Group	1.2	0.1	0.5	0.3	1.2	0.2	1.6	0.7	1.4
Chalcopyrite	3.9	0.2	1.4	0.8	3.0	0.5	4.0	2.4	5.1
Bornite	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
2ndary Cu-Sulfide	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Pyrite	7.7	0.5	3.6	2.5	9.5	1.3	10.1	3.4	7.3
Pyrrhotite	0.2	0.0	0.1	0.1	0.4	0.0	0.4	0.1	0.2
Other Sulphides	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Carbonates	5.0	0.7	5.1	1.9	7.3	0.8	6.4	1.6	3.4
Amphiboles	20.1	3.6	25.1	5.8	22.0	2.5	19.6	8.3	17.7
Chlorite	35.7	5.0	35.1	7.4	28.0	3.8	29.8	19.5	41.8
Talc	11.1	2.2	15.2	3.2	12.0	1.3	10.4	4.4	9.5
Olivine	1.3	0.5	3.2	0.6	2.1	0.1	1.2	0.1	0.2
Serpentine	0.7	0.2	1.4	0.3	1.0	0.1	0.8	0.1	0.3
Clays	0.1	0.0	0.2	0.0	0.1	0.0	0.1	0.0	0.0
Micas	0.3	0.1	0.4	0.1	0.4	0.0	0.3	0.1	0.1
Quartz	6.5	0.6	4.4	1.8	6.9	1.0	8.1	3.1	6.5
Feldspar	0.8	0.1	1.0	0.3	1.1	0.1	1.0	0.2	0.5
Pyroxenes	0.6	0.2	1.1	0.2	0.9	0.1	0.7	0.1	0.2
Fe-Oxides	2.4	0.2	1.2	0.6	2.1	0.3	2.6	1.3	2.8
Ti-Oxides	0.3	0.0	0.2	0.1	0.3	0.0	0.3	0.2	0.4
Chromite	0.5	0.0	0.3	0.2	0.6	0.1	1.0	0.2	0.4
Apatite	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.0	0.0
Other	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Total	100.0	14.3	100.0	26.4	100.0	12.6	100.0	46.7	100.0

Some of the findings concluded were:

•                  copper is present as chalcopyrite

•                  nickel in sulphide form is present as equal proportions of pentlandite and millerite, with a lesser quantity of violarite

•                  the predominant iron sulphide is pyrite with only a minor amount of pyrrhotite

•                  the non-sulphide nickel is predominantly found in the chlorite with lesser quantities in the amphibole and talc

•                  floatable gangue minerals are chlorite (36%) and talc (11%)

•                  at a grind of 70-75 µm about 90% of the Ni sulphides are liberated and 85% of the chalcopyrite. (Liberated is that at least 80% of the particle is the mineral in question).

Grindability testing was not carried out. Grind sizes were not optimized, and ore hardness testing was not carried out.

16.4   SUMMARY

Based on the minimal lab work completed, it appears that a bulk sulphide concentrate could be produced from the stand-alone West Shebandowan nickel, copper deposit through the Lac des Iles Mill. What are unknown at the time of reporting, are how the West Shebandowan material will perform when mixed into the current LDI flowsheet and if a saleable concentrate can be produced.

17.0   MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

17.1   SUMMARY

In December 2003, North American Palladium Ltd. signed an option agreement with Inco Ltd. for the Conacher and Haines blocks of the Shebandowan Mine located 75km northwest of Thunder Bay, Ontario. The agreement excluded the Shebandowan deposit and mine leases. A formal option joint-venture agreement between North American Palladium Ltd. and Inco Ltd. was signed in March 2006, which included the mine leases encompassing the former Shebandowan deposit.

In 2007 NAP completed an exploration program targeted at extensions of the historical base-metal and platinum-group mineralization west of the mine. Four mineralized zones have been delineated by the exploration program, and an additional remnant pillar has been identified from historical records.

At the request of Mr. Reno Pressacco, North American Palladium Vice President for Exploration & Development, an independent estimate of the mineral resources associated with the NAP exploration program has been completed, based on a USD60.00 Net Smelter Return mineralization shell:

Table 17.1 NAP Shebandowan Mineral Resource Estimate.

CLASS	TONNAGE x 1000	Au g/t	Au oz x 1000	Cu %	Ni %	Pt g/t	Pt oz x 1000	Pd g/t	Pd oz x 1000
Measured	736	0.22	5.3	0.66	0.89	0.37	8.7	1.19	28.2
Indicated	1847	0.23	13.6	0.60	0.92	0.33	19.7	1.05	62.4
Measured + Indicated	2583	0.23	18.9	0.62	0.91	0.34	28.4	1.09	90.6
Inferred	342	0.18	2.0	0.61	1.11	0.27	2.9	0.97	10.6

17.2   DISCLAIMER

This report has been prepared for the use of the client. No warranty or guarantee, whether express or implied, is made by the author with respect to the completeness or accuracy of any aspect of this document. The author does not undertake or accept any responsibility or liability in any way whatsoever to any person or entity in respect of the whole or any part or parts of this document, or any errors in or omissions from it, whether arising from negligence or any other basis under law whatsoever. The author further disclaims responsibility for any direct, indirect or consequential loss arising from any use of this report or the information contained herein.

This report is addressed to the client named in the document solely for the client’s benefit. It may not be relied upon by, nor may any copy of it or extract from it be supplied to, any other person, nor is it to be quoted or referred to in any public document or filed with any government or other agency without prior written consent.

Conclusions and recommendations in this report are based on information obtained from the client. Additional data and exploration results subsequent to this date may affect some calculations, conclusions and recommendations going forward. The statement and opinions expressed in this document are given in good faith and in the belief that such statements and opinions are not false and misleading at the date of this report.

17.3   RELIANCE ON OTHER EXPERTS

This author has relied on information and data supplied by North American Palladium staff and prepared under the supervision of
Mr. Michael MacIsaac P. Geo., Exploration Manager. Database management and QAQC of the data were carried out by Ms. Krista
Nelson P. Geo. of NAP. This author has exercised all reasonable diligence in the checking, confirming, testing and application of the information supplied. A draft copy of this report has been reviewed for factual errors by the client and this author has relied on the client’s historical and current knowledge of the property in this regard.

17.4   DATABASE

17.4.1 Drilling Database

Data were supplied in the form of a Gemcom Access database containing both historical Inco drilling data and NAP drilling results. The database contained a total of 87 NAP drillholes and 2931 historical drillholes. A subset of 1091 historical drillholes was extracted from the database and used for modeling, covering the area of economic interest (see Appendix II).

Some historical information was tabulated in Imperial units, with survey data based on a local mine grid. Imperial assay units were converted to metric units and the data imported into the database by NAP geologists. The conversion factors used for this process were reviewed, and for the precious metal assays an incorrect conversion factor applied during importation was corrected. It was also noted that non-sampled intervals were listed in the historical database as “0” values, and therefore all historical “0” values were flagged as “Not Sampled” intervals. For drillhole SP06-036 (83m through 96m), zero value copper and nickel assays were examined and flagged as “Not Sampled”.

Database fields included collar easting, northing and elevation coordinates, survey distance and orientation measurements, lithological information, and gold, copper, nickel, palladium and platinum assay data.

Interval data were validated in Gemcom, with Inco drillhole 748910 displaying a series of trivial interval errors, which were corrected. Several obvious downhole survey errors were also corrected (e.g. plunge angle for drillhole 51790 was corrected from 41° to -41°).

17.4.2 Sample Verification

Two hundred assay certificates from a total of ten boreholes, representing ~6% of the total NAP drilling assay data, were checked for data entry and out of sequence errors, with no errors noted.

17.5   LITHOLOGICAL MODEL

The Shebandowan Mine is located within the Shebandowan greenstone belt, and the local geology can be divided into two domains separated by the dextral strike-

slip Crayfish Creek Fault. To the north of the fault the Shebandowan nickel-copper deposit is hosted by an ultramafic unit, while to the south of the fault the rocks are predominately tholeiitic basalts, andesites and pyroclastics. Four predominant lithological formations have been used for modeling purposes in this report: younger metavolcanics, peridotite, greenstone and granite. Nickel-copper mineralization is largely hosted by serpentinized peridotite along the greenstone/peridotite contact (Osmani, 1997).

NAP geologists supplied wireframe models of the local lithology, delineating the volcanics, peridotite, greenstone and granite lithologies.

17.6   SURVEY CONTROL

17.6.1 Topographic Control

Topographic control was based on a digital elevation model derived from aerial photos using a two-meter contour interval. The digital photos were prepared by Eagle Mapping, Vancouver, Canada on 21 November 2006.

17.6.2 Collar Surveys

NAP drillhole collar locations were established by Delta Survey Inc. of Ontario, Canada, using a differential GPS.

Historical drilling coordinates were based on a local mine-grid. A coordinate transform for historical drilling data based on extant historical drilling collars located in the project area was established by J.D. Barnes Ltd., licensed land surveyors, Thunder Bay, Ontario, Canada.

All coordinates are referenced to UTM NAD83, Zone 15.

17.6.3 Downhole Surveys

Inco used a Tropari™ instrument for downhole surveying, while NAP used a combination of EZ-Shot™ and Maxibor™ instruments (Heerema 2006). Both

Tropari™ and EZ-Shot™ tools are sensitive to magnetism and therefore the downhole survey data may be skewed by the magnetic properties of both the sulphides and the peridotites.

17.6.4 Drilling Orientation

The average drilling orientation of the NAP program was -70° >> 200°, perpendicular to the regional strike of the mineralization (Figure 17.1). No evidence of bias in the drilling orientation that might affect the resource estimate was observed.

Figure 17.1: NAP drilling orientation.

17.7    BULK DENSITY

Historical specific gravity (SG) data were apparently derived by Inco both from standard SG measurements and by a theoretical calculation based on XRF results (Heerema, 2006). NAP geologists provided an updated listing of 71 in-house SG measurements taken on Shebandowan core within mineralized domains (Table 17.2). A bulk density of 3.2 t/m(3) was assigned to all mineralization domains for estimation purposes.

Table 17.2: NAP specific gravity data.

Number of Samples	71
Minimum	2.2 t/m3
Maximum	4.5 t/m3
Average	3.2 t/m3
Standard Deviation	0.5 t/m3

17.8   ESTIMATION DOMAINS

NAP geologists have delineated three mineralized domains based on lithological contacts and drilling results, termed the D-Zone, Road Zone and West Zone. From lithological and mineralization modeling by this author the Road Zone was further sub-divided into two domains for resource estimation, a Road Zone South and a Road Zone North. Historical data were used by this author to model an additional Shaft Zone, and data from both the NAP program and historical sources were used for the resource estimates (Figure 17.2 and Table 17.3).

Figure 17.2: Estimation domains.

Table 17.3: Estimation domains.

Domain	Abbreviation	Domain Code
D-Zone	DZ	1400
Road Zone South	RZS	1225
Road Zone North	RZN	1275
West Zone	WZ	1300
Shaft Zone	SZ	1100

The regional strike of the mineralization is approximately grid azimuth 107°, with a sub-vertical to vertical dip. Mineralization domains were delineated on cross-sections perpendicular to the strike of the mineralization and spaced ten meters apart using a USD60.00 NSR calculated parameter to define the limits of economic mineralization. Polygonal nodes were snapped directly to assay contacts in order to generate a true three-dimensional representation of the mineralization, and in most cases the mineralization domains were drawn conformable to the peridotite contact where possible. In some cases composite grades less than the USD60.00 NSR cutoff were present within the bounding polygon between higher grade samples or between sections. Where the data configuration did not permit a complete NSR calculation the polygons were delineated based on the presence of higher grade Ni assays. A minimum horizontal width of two meters was maintained during construction of the cross-sectional polygons. Wireframes were then created based on successive polygons, and clipped to the overburden surface.

Within the Shaft Zone a mining remnant was identified from historical long-sections supplied by NAP staff (Dynatec 1998). The remnant was defined in consecutive sections based on stoping records recorded on paper plans, leaving a pillar of approximately 10m width between the historical workings and the remnant. It should be noted that this author has not independently verified the provenance nor the accuracy of the supplied paper plans, and for this reason no remnant resources were classified as Measured.

17.9   COMPOSITING

Inco historical assay sample length ranged from 1.12m to 48.17m, with an average length for all assays of 1.62m. The NAP average sampling length was 0.99m (Table 17.4). In order to minimize the effects of varying support sizes, naïve assay data were composited to one-meter length-weighted intervals within the constraints of the defined mineralization wireframes. Composites less than 0.5m in length were not used for estimation. Composite values were then back-coded to individual mineralization domains.

Table 17.4: Assay sample lengths.

		INCO	INCO	INCO
	NAP	Ni and Cu	Au	Pt and Pd
Number of Samples	2957	20362	4621	4960
Minimum Length	0.20	0.03	0.03	0.03
Maximum Length	13.75	48.17	7.19	7.19
Average Length	0.99	1.62	1.12	1.23
Standard Deviation	0.28	1.28	0.87	1.05
Percent >= 1 m	87%	60%	48%	46%

17.10 EXPLORATORY DATA ANALYSIS

17.10.1 Grade-elements

Gold (Au), Platinum (Pt), Palladium (Pd), Nickel (Ni) and Copper (Cu) were analyzed separately as individual grade-elements. A Net Smelter Return (NSR) grade-element was also calculated for mineralization modeling and resource estimation. NSR values were based on economic parameters supplied by NAP (Table 17.5).

Table 17.5: NSR parameters.

			Concentrate	Smelter	Refinery
Commodity	Price		Recovery	Payable	Charges
Ni	USD	7.00/lb	0.65	0.910	USD	0.48
Cu	USD	1.50/lb	0.85	0.850	USD	0.16
Au	USD	400.00/oz	0.80	0.850	USD	15.87
Pd	USD	300.00/oz	0.60	0.915	USD	13.49
Pt	USD	750.00/oz	0.85	0.890	USD	15.87

17.10.2 Summary Statistics

Summary statistics were calculated for the total naïve assay data set prior to domaining (Table 17.6) and for the total one-meter composite data set after domaining (Table 17.7). Summary statistics were also calculated for composite data grouped by domain, excluding data outside the defined USD60.00 NSR mineralization wireframe (Table 17.8) and for the NAP assay and composite data within the defined wireframes (Table 17.9). A comparison of the NAP average length-weighted assay means and the NAP composite means demonstrates that minimal bias was introduced to the average grades from the compositing process. Summary graphs of the data are presented in Appendix III.

Table 17.6: Total assay database summary statistics.

	Au	Cu	Ni	Pd	Pt
Number of Samples	7605	23175	23298	9949	7943
Minimum	0.0022	0.0001	0.0002	0.0050	0.0075
Maximum	3428.50	23.75	12.98	96.85	51.42
Mean	0.77	0.44	0.60	1.03	0.35
Standard Deviation	39.35	1.00	1.33	5.38	0.76
CV	86.93	6.36	3.13	16.86	29.26
Variance	1548.65	1.01	1.33	5.38	0.76
Skewness	86.93	6.36	3.13	16.86	29.26
Length-Weighted Mean	0.32	0.30	0.40	0.77	0.29

Table 17.7: Total composite summary statistics.

	Au-1	Cu-1	Ni-1	Pd-1	Pt-1
Number of Samples	1742	3620	3624	2310	1982
Minimum	0.0022	0.0016	0.0056	0.005	0.008
Maximum	54.17	19.14	8.03	13.63	4.42
Mean	0.31	0.74	0.96	1.40	0.44
Standard Deviation	1.50	0.99	1.20	1.62	0.47
CV	4.83	1.34	1.26	1.16	1.08
Variance	2.26	0.99	1.45	2.61	0.22
Skewness	28.98	4.68	2.11	2.53	2.78

Table 17.8: Composite summary statistics by domain.

	Domain 1100 Au1	Domain 1225 Au1	Domain 1275 Au1	Domain 1300 Au1	Domain 1400 Au1
Samples	878	109	216	363	176
Minimum	0.033	0.002	0.003	0.003	0.003
Maximum	7.40	2.14	54.17	10.06	2.18
Mean	0.31	0.16	0.64	0.19	0.28
Standard Deviation	0.55	0.23	4.02	0.59	0.37
CV	1.79	1.46	6.31	3.17	1.33
Variance	0.31	0.05	16.19	0.35	0.14
Skewness	7.28	6.41	11.96	13.26	2.84

	Domain 1100 Cu1	Domain 1225 Cu1	Domain 1275 Cu1	Domain 1300 Cu1	Domain 1400 Cu1
Samples	2471	192	320	424	213
Minimum	0.0100	0.0100	0.0016	0.0034	0.0043
Maximum	14.94	3.05	5.55	19.14	3.00
Mean	0.80	0.47	0.59	0.78	0.50
Standard Deviation	0.99	0.61	0.72	1.38	0.58
CV	1.24	1.29	1.21	1.76	1.15
Variance	0.98	0.37	0.52	1.90	0.33
Skewness	3.17	1.81	2.82	7.43	1.62

	Domain 1100 Ni1	Domain 1225 Ni1	Domain 1275 Ni1	Domain 1300 Ni1	Domain 1400 Ni1
Samples	2475	192	320	424	213
Minimum	0.0100	0.0147	0.0113	0.0056	0.0100
Maximum	7.75	5.06	5.61	8.03	6.64
Mean	0.99	0.91	0.84	0.89	0.95
Standard Deviation	1.24	1.08	0.98	1.11	1.36
CV	1.26	1.18	1.17	1.25	1.42
Variance	1.54	1.16	0.96	1.23	1.84
Skewness	2.02	1.68	2.01	2.57	2.32

	Domain 1100 Pd1	Domain 1225 Pd1	Domain 1275 Pd1	Domain 1300 Pd1	Domain 1400 Pd1
Samples	1400	114	222	376	198
Minimum	0.0661	0.0240	0.0050	0.0053	0.0136
Maximum	11.79	2.83	10.64	13.63	7.67
Mean	1.53	0.82	1.21	1.37	1.03
Standard Deviation	1.69	0.62	1.27	1.81	1.22
CV	1.10	0.75	1.05	1.33	1.19
Variance	2.86	0.38	1.61	3.29	1.49
Skewness	2.09	0.70	2.83	3.33	2.51

	Domain 1100 Pt1	Domain 1225 Pt1	Domain 1275 Pt1	Domain 1300 Pt1	Domain 1400 Pt1
Samples	1104	111	212	369	186
Minimum	0.0661	0.0080	0.0080	0.0080	0.0080
Maximum	3.92	1.16	2.01	4.42	2.81
Mean	0.51	0.24	0.36	0.38	0.30
Standard Deviation	0.50	0.18	0.34	0.52	0.35
CV	0.97	0.77	0.93	1.38	1.15
Variance	0.25	0.03	0.11	0.27	0.12
Skewness	2.37	1.39	1.71	3.61	3.48

Table 17.9: NAP summary statistics for assay and composite grades within the defined wireframes.

NAP ASSAYS	Au	Cu	Ni	Pd	Pt
Samples	654	654	654	654	654
Minimum	0.0025	0.0006	0.0032	0.0050	0.0075
Maximum	10.33	19.15	7.51	18.09	4.42
Mean	0.19	0.66	0.89	1.13	0.30
Length-Weighted Mean	0.18	0.65	0.87	1.13	0.30
Standard Deviation	0.51	1.21	1.29	1.69	0.45
CV	2.71	1.83	1.45	1.49	1.49
Variance	0.26	1.47	1.66	2.85	0.20
Skewness	13.50	7.68	2.52	4.11	3.94

NAP COMP-1	Au-1	Cu-1	Ni-1	Pd-1	Pt-1
Samples	620	620	620	620	620
Minimum	0.0027	0.0016	0.0056	0.0050	0.0080
Maximum	10.06	19.14	7.08	13.63	4.42
Mean	0.20	0.71	0.96	1.21	0.32
Declustered Mean	0.21	0.71	0.95	1.22	0.33
Standard Deviation	0.50	1.19	1.22	1.60	0.44
CV	2.53	1.69	1.27	1.32	1.36
Variance	0.25	1.42	1.49	2.56	0.19
Skewness	13.16	8.03	2.24	3.57	3.96

17.10.3 Historical Sampling Bias

An examination of Q-Q plots for composite data within the Road Zones, West Zone and D-Zone domains indicates the presence of a potential sampling bias between the historical assay results and the NAP assay results with regard to Au, Pd and Pt assays (see Appendix IV).

The most likely explanation for the observed bias is the greater number of NAP drillholes completed in low-grade domains, as well as the influence of historical drilling campaigns targeted at individual commodities (Table 17.10). NAP is currently undertaking a drilling campaign to twin historical drillholes in order to further investigate the source of the bias, if any.

Table 17.10: Historical drilling statistics (Shaft Zone excluded).

HIST COMP-1	Au-1	Cu-1	Ni-1	Pd-1	Pt-1
Samples	221	474	474	258	229
Minimum	0.0026	0.0100	0.0100	0.0661	0.0700
Maximum	54.17	5.55	8.03	7.67	2.81
Mean	0.68	0.59	0.87	1.25	0.42
Declustered Mean	0.78	0.61	0.91	1.32	0.43
Standard Deviation	3.98	0.68	1.01	1.15	0.35
CV	5.88	1.16	1.17	0.92	0.83
Variance	15.80	0.46	1.02	1.32	0.12
Skewness	12.10	2.61	2.19	2.32	2.76

17.10.4 Metal Correlations

The correlations between metal grades were examined for the composite data set. Pt and Pd displayed a strong correlation. A moderate correlation exists between the platinum-group elements and the base metals. Au also demonstrated a moderate correlation with Pt (Table 17.20).

Table 17.20: Correlation coefficient table for composite data.

	Au-1	Cu-1	Ni-1	Pt-1	Pd-1
Au-1	1.00	0.29	0.10	0.43	0.25
Cu-1	0.29	1.00	0.39	0.51	0.37
Ni-1	0.10	0.39	1.00	0.38	0.28
Pt-1	0.43	0.51	0.38	1.00	0.63
Pd-1	0.25	0.37	0.28	0.63	1.00

17.10.5 Extreme Values

Extreme values were identified for each grade-element within all domains from the examination of inflection points in Mean & CV plots generated from composite data (see Appendix 4). The values derived from the Mean & CV plots were then used as thresholds on composite data in order to reduce the impact of high-grade outlier values during block interpolation. During estimation grade-elements were capped to the values given in Table 17.30

Table 17.30: Composite data threshold values.

Composite	Capping Value	Samples Capped
Au	3.0g/t	11
Cu	6.0%	13
Ni	6.0%	18
Pd	7.0g/t	27
Pt	3.0g/t	9

17.20   VARIOGRAPHY

17.20.1 Introduction

Grade continuity analysis was carried out using Snowden Supervisor software version 7.10. Vertical variogram fans oriented parallel to the regional strike of the mineralization were used to determine the direction of maximum continuity for each primary grade-element using composite data.

17.20.2 Directional Continuity

Standardized experimental semivariograms were modeled for each grade-element using composited data for the total database. The direction of maximum grade continuity for Au was found to be vertical; for Cu and Ni a direction of maximum grade continuity of -50°→287° was determined, and for Pd and Pt a direction of -70°→287° (Table 17.40). Experimental semivariograms are presented in Appendix VI.

Table 17.40: Experimental semivariograms.

Grade- element	Rotation (ADA)	Semivariogram	Search Ellipse
Au	000° / -90° / 287°	0.3 + SPH(0.7, 70)	110m x 55m x 55m
Cu	287° / -50° / 287°	0.4 + SPH(0.6, 60)	60m x 30m x 30m
Ni	287° / -50° / 287°	0.5 + SPH(0.5, 50)	50m x 25m x 25m
Pd	287° / -70° / 287°	0.4 + SPH(0.6, 60)	60m x 30m x 30m
Pt	287° / -70° / 287°	0.4 + SPH(0.6, 60)	60m x 30m x 30m

17.30   ESTIMATION

17.30.1 Introduction

Three-dimensional modeling methods and parameters were used in accordance with principles meeting Canadian Institute of Mining, Metallurgy and Petroleum recommended guidelines (CIM 2005). Gemcom version 4.11 software was used for establishing the block model and subsequent grade estimation. Grade-elements within individual mineralized domains were estimated separately, and the results of the individual estimations used to calculate a combined NSR value for each block.

17.30.2 Block Model

The block model used for interpolation was constructed from 10mE x 10mN x 10mRL blocks, and the block model was rotated 17° degrees anti-clockwise. Separate block models were created for rock types, density, grade-element estimates, kriging variances and classification. Table 17.50 summarizes the block model parameters.

Table 17.50: Block model setup.

	Origin	Block Size	Number of Blocks
Easting	699600	10m	240
Northing	5386700	10m	80
Elevation	510	10m	80

17.30.3 Interpolation

Ordinary kriging (OK) and Inverse Distance Cubed (ID3) algorithms with appropriate capping thresholds was used for grade interpolation. Block estimates were generated in two passes for each grade-element. During the first pass, OK block values were estimated using the search ellipses defined in Table 17.40. During the second pass, model blocks that were not estimated during the first pass were estimated using ID3 with a minimum of one and a maximum of eight samples. In order to populate the defined wireframes at a low level of confidence the principle axes of the ID3 search ellipses was extended to 300m.

OK estimation parameters were optimized based on examination of the local nickel kriging neighborhood, and set as follows:

•                  Discretization: 3 x 3 x 3

•                  Minimum number of samples for estimation: 1

•                  Maximum number of samples for estimation: 8

•                  Major axes to minor axes anisotropy ratio: 1/0.5/0.5

Resource estimation was constrained by the domain wireframes, in order to accurately calculate the volume and associated tonnage contained within the modeled USD60.00 NSR wireframes.

17.30.4 Classification

17.30.41 Introduction

Global mineral resources were classified in accordance with guidelines established by the Canadian Institute of Mining, Metallurgy and Petroleum (CIM 2005):

•                                          Inferred Mineral Resource

An ‘Inferred Mineral Resource’ is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

•                                          Indicated Mineral Resource

An ‘Indicated Mineral Resource’ is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

•                                          Measured Mineral Resource

A ‘Measured Mineral Resource’ is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

17.30.42 Classification Criteria

Resource classification was based on the kriging variance of the nickel estimate, as nickel is the dominant commodity of economic interest. Classification criteria were set as follows:

•                  Any estimate with a kriging variance < 33% of the total sill and a minimum of three informing composites was classified as Measured;

•                  Any estimate with a kriging variance between 33% and 100% of the total sill and a minimum of two informing composites was classified as Indicated;

•                  Any estimate with a kriging variance greater than the total sill was classified as Inferred;

•                  Any estimate based on ID3 was classified as Inferred.

In addition, due to the uncertainty associated with tonnage and grade estimates of the mining remnant in the Shaft Zone, remnant resources were classified as either Indicated or Inferred, based on the same criteria given above.

17.40   RESOURCE STATEMENT

A classified resource inventory was constructed from the resource block model (Table 17.60). Reported resources are given with respect to the defined USD60.00 NSR economic shell, and include all tonnage within the mineralization domains including low-grade resources below the USD60.00 value. This approach is considered realistic in terms of an appropriate economic cutoff and the most likely mining method applicable to the deposit.

Table 17.60: Shebandowan estimated global resources.

	CLASS	TONNAGE x 1000	Au g/t	Au oz x 1000	Cu %	Ni %	Pt g/t	Pt oz x 1000	Pd g/t	Pd oz x 1000
	Measured	736	0.22	5.3	0.66	0.89	0.37	8.7	1.19	28.2
	Indicated	1847	0.23	13.6	0.60	0.92	0.33	19.7	1.05	62.4
TOTAL	Measured + Indicated	2583	0.23	18.9	0.62	0.91	0.34	28.4	1.09	90.6
	Inferred	342	0.18	2.0	0.61	1.11	0.27	2.9	0.97	10.6

	Measured	106	0.30	1.0	0.50	0.96	0.34	1.2	1.11	3.8
	Indicated	65	0.39	0.8	0.58	0.83	0.49	1.0	1.27	2.7
DZ	Measured + Indicated	171	0.33	1.8	0.53	0.91	0.40	2.2	1.17	6.5
	Inferred	7	0.37	0.1	0.60	1.29	0.41	0.1	1.14	0.2

	Measured	213	0.30	2.1	0.61	0.87	0.37	2.5	1.21	8.3
	Indicated	446	0.34	4.8	0.57	0.82	0.34	4.9	1.06	15.3
RZN	Measured + Indicated	659	0.33	6.9	0.58	0.84	0.35	7.4	1.11	23.6
	Inferred	64	0.26	0.5	0.46	0.60	0.25	0.5	0.92	1.9

	Measured	83	0.17	0.5	0.57	0.95	0.24	0.6	0.91	2.4
	Indicated	178	0.17	1.0	0.42	0.73	0.21	1.2	0.84	4.8
RZS	Measured + Indicated	261	0.17	1.5	0.47	0.80	0.22	1.8	0.86	7.2
	Inferred	47	0.17	0.3	0.49	0.85	0.25	0.4	0.90	1.4

REMNANT	Indicated	564	0.21	3.8	0.54	0.97	0.31	5.7	0.87	15.8
	Inferred	136	0.18	0.8	0.60	1.30	0.22	1.0	0.84	3.7

	Measured	334	0.17	1.8	0.77	0.86	0.40	4.3	1.28	13.7
	Indicated	594	0.17	3.2	0.73	1.00	0.36	6.8	1.25	23.9
WZ	Measured + Indicated	928	0.17	5.0	0.74	0.95	0.37	11.1	1.26	37.6
	Inferred	89	0.10	0.3	0.78	1.31	0.35	1.0	1.22	3.5

17.50   VALIDATION

Three methods were used to test the validity of the estimation model:

•                  Visual inspection of rock codes, composite grades and block grades in sections perpendicular to the average trend of the mineralization. No systematic bias was evident in the model estimates from visual inspection.

•                  Comparison of model block estimates, ID3 and Inverse Distance to the 5th Power (ID5) estimates and a Nearest Neighbor (NN) estimate. All models were compared at a nominal zero NSR cutoff. Results in Table 17.70 indicate no overall discrepancies between models in terms of global resources.

•                  Swath plots comparing ID5 and OK estimation models show no evidence of a systematic bias at a nominal zero cutoff. (Figure 17.3). The ID5 estimate is in general slightly less smooth than the OK estimate and fluctuates with the OK block grades, demonstrating that the smoothed OK model has adequately reproduced global grades.

•                  The average distance of the closest informing sample and classification statistics for the Ni grade-element were also examined (Table 17.80). The distances used are consistent with industry practice for classification.

Table 17.70: Comparison of global model results at a nominal zero cutoff.

	Au g/t	Cu %	Ni %	Pd g/t	Pt g/t
OK	0.22	0.61	0.93	0.33	1.08
ID3	0.22	0.62	0.94	0.33	1.06
ID5	0.22	0.63	0.95	0.33	1.06
NN	0.22	0.64	0.93	0.29	0.95

Table 17.80: Classification statistics.

	Average
	Informing	Average Number
	Distance	of Informing	Average Ni
Class	(Closest Point)	Points	Kriging Variance

Measured	9.5m	7.9	0.24
Indicated	20.8m	7.3	0.47
Inferred	48.6m	6.4	NA

Figure 17.3: Swath plots: ID5 vs. OK model.

18.0   OTHER RELEVANT DATA AND INFORMATION

18.1   MINE PLAN DEVELOPMENT

On behalf of NAP, Scott Wilson Roscoe Postle Associates Inc. (RPA) was contracted in late 2006 to design a conceptual surface site plan as well as to come up with a preliminary design for the potential underground development of the Shebandowan West Property. The purpose of these studies, with the current information available, is to determine what mining method(s) were best suited to develop and exploit the Ni, Cu mineralizaion within Shebandowan West Property as well as access the surface infrastructure requirements.

19.0   INTERPRETATION AND CONCLUSIONS

The Shebandowan West Project is interpreted as a kombalda style Komatiite-hosted Ni-Cu-PGE deposit associated with the western extention of the past producing Shebandowan Ni-Cu mine. The Shebandowan West Project is underlain by the Shebandowan Greenstone Belt consisting of foliated and sub-vertical dipping mafic volcanics, peridotites and agglomerates south of the granitic Shebandowan Stock. The Ni-Cu-PGE mineralization is hosted within an altered peridotite flow, striking 107° with a discontinuous strike length of 1200m. The mineralization has been traced by diamond drilling across most of the Shebandowan West Project; however the mineralization appears discontinuous, forming three (3) separate zones herein designated the West Zone, Road Zone and D-Zone (from east to west respectively). Nickel Copper sulphide mineralization observed in drill core on the Shebandowan West Project area generally occurs as semi-massive or breccia-style sulphide as well as stringer sulphides, with more localized pods of massive sulphide material and rarely observed net textured sulphides. The most common sulphide minerals are pentlandite, pyrite, chalcopyrite, pyrrhotite, violerite, bornite and millerite.

Since signing the option-joint venture with INCO in December 2006, NAP has conducted extensive field work, including ground geophysics, minor trenching and extensive diamond drilling. To date NAP has drilled a total of eighty-seven (87) diamond drillholes, of which eighty-one (81) were used to test Ni-Cu-PGE mineralization, two (2) for Au mineralization and four (4) four rock characterization analysis.

Historic INCO data was collected, reviewed and converted from imperial units to metric units before being imported into a 3D modeling program to help model and interpret the geology and mineralization of the Shebandowan West Project. This historic data along with the NAP drilling results were used to create the current resource estimate.

20.0   RECOMMENDATIONS

At the completion of the 2006 drilling, geological modeling and resource estimate it is recommended that further diamond drilling be conducted to increase confidence in the areas of present Inferred mineralization. Along with additional drilling to increase the confidence level of the estimate, three (3) exploration diamond drillholes should be drilled beneath the current Road Zone South mineralization to test local areas of deeper known mineralized intercepts. Further drilling of twinned-holes is also recommended in order to establish any potential sampling bias between historical and current assay results. Drilling of oriented core is also recommended in order to identify and map joint set orientations for future rock mechanic studies.

It is further recommended that the core storage facility in Shebandowan be secured by constructing a fence with a locked gate.

Ore hardness studies should be completed to be able to adjust grinding circuit parameters.

20.1   PROPOSED BUDGET

Below is the 2007 budget for the following work programs of the Shebandowan West project.

Geotechnical Diamond Drilling Program

Diamond drilling: 4000m @ $130/meter	$520,000

Rock Studies

Mineralogy studies	$6,000
Metallurgical Testwork	$50,000
Rock characterization/Acid generation testwork	$40,000
Rock mechanics/crown pillar study	$60,000

Engineering and Consulting

Environmental Consulting	$40,000
Field testworks	$20,000
Preliminary site and underground mine design work	$50,000
Outside consultants	$15,000
Culvert replacement	$100,000

Resource Modeling

Complete scoping study	$215,000

Total 2007 Proposed Budget	$1,116,000

21.0   REFERENCES

Aubut, A.J., Lavigne, M.J., Scott, J. and Kita, J. 1990. Metallogeny, stratigraphy and structure of the Shebandowan greenstone belt; in Mineral Deposits of Central Canada, Twelfth Annual District Four Meeting (September 11—13, 1990), Thunder Bay Branch and CIM Geology Division, Field Trip Guide #3, 46p.

Bajc, A.F. and Crabtree, D.C. 2001. Results of regional till sampling for kimberlite and base metal indicator minerals, Shebandowan greenstone belt, northwestern Ontario; Ontario Geological Survey, Open File Report 6046, 64p.

CIM (2005). CIM definition standards on mineral resources and mineral reserves, definitions and guidelines. Canadian Institute for Mining, Metallurgy and Petroleum, December 2005.

Cross, J.G. 1920. Lake Shebandowan nickel deposit; in Windy Lake and Other Nickel Areas, Ontario Department of Mines, Annual Report, 1920, v.29, pt.1, p.193-234.

Dynatech (1998). Dynatec Mining Ltd. Shebandowan project, 1999 MRI longsection. Unpublished 1:50 scale plan, dated 28 October 1997.

Farrow, C.E.G. 1993. Base metal sulphide mineralization, Shebandowan greenstone belt; in Summary of Field Work and Other Activities 1993, Ontario Geological Survey, Miscellaneous Paper 162, p.87-96.

Heerema, D (2006). Personal communication, August/September 2006.

Hodgkinson, J.M. 1968. Geology of the Kashabowie Area, District of Thunder Bay; Ontario Department of Mines, Geological Report 53, 35p.

Jackson, J.E. 2001. Shebandowan Area High Density Regional Lake Sediment and Water Geochemical Survey, Northwestern Ontario; Ontario Geological Survey, Open File Report 6057, 83p.

Morin, J.A. 1973. Geology of the Lower Shebandowan Lake area, District of Thunder Bay; Ontario Division of Mines, Geological Report 110, 45p.

Morton, P. 1982. Archean volcanic stratigraphy, petrology, and chemistry of mafic and ultramafic rocks, chromite, and the Shebandowan Ni-Cu mine, Shebandowan, northwestern Ontario; unpublished PhD thesis, Carleton University, Ottawa, Ontario, 346p.

Ontario Geological Survey. 1991a. Airborne electromagnetic and total intensity magnetic survey, Shebandowan area; Ontario Geological Survey, Maps 81559 and 81560, scale 1:20 000.

Osmani, I.A. 1997. Geology and Mineral Potential Greenwater Lake Area, West-Central Shebandowan Greenstone Belt; Ontario Geological Survey, Report 296,135p.

1991b. Bedrock geology of Ontario, west-central sheet; Ontario Geological Survey, Map 2542, scale 1:1 000 000.

Pye, E.G. and Fenwick, K.G. 1964. Atikokan—Lakehead sheet; Ontario Department of Mines, Geological Compilation Series, Map 2065, scale 1:253 440.

Stott, G.M. 1985. A structural analysis of the central part of the Archean Shebandowan greenstone belt and a crescent shaped granitoid pluton, northwestern Ontario; unpublished PhD thesis, University of Toronto, Toronto, Ontario, 285p.

Stott, G.M. and Schneiders, B.R. 1983. Gold mineralization in the Shebandowan belt and its relation to regional deformation patterns; in The Geology of Gold in Ontario, Ontario Geological Survey, Miscellaneous Paper 110, p.181-193.

Tanton, T.L. 1938. Quetico sheet (east half), Thunder Bay and Rainy River district, Ontario; Geological Survey of Canada, scale 1 inch to 4 miles.

22.0   DATE AND SIGNATURE PAGE

This report titled “Technical Report on the Shebandowan West Property, Thunder Bay Mining Division, Northwestern Ontario”, and dated August 09th was prepared and signed by the following authors:

Signed at Thunder Bay, Ontario

August 09, 2007

“Des Cullen”

Des Cullen, P,Geo

“Fred Brown”

Fred H. Brown, CPG Pr. Sci. Nat.

“Laila Sedore”

Laila Sedore, P.Eng

Desmond Cullen

R.R. #2

Kaministiquia, Ontario

Canada, P0T 1X0

Telephone: 807-933-4689, Fax: 807-622-4156

Email: des.cullen@sympatico.ca

CERTIFICATE OF QUALIFIED PERSON

I, Desmond Cullen, P.Geo. (#0164), do hereby certify that:

1.  I am a consulting geologist with Clark Exploration of Thunder Bay, Ontario

2. I graduated with the degree of Honours Bachelor of Science (Geology) from Lakehead University, Thunder Bay, in 1988

3.  “Technical Report” refers to the report titled “Technical Report on the Shebandowan West Property, Thunder Bay Mining Division, Northwestern Ontario, Canada”, and dated August 09, 2007.

4.  I am a registered Professional Geoscientist with the Association of Professional Geoscientists of Ontario (#0164) and a member Ontario Prospectors Association.

5.  I have worked as a Geologist for 19 years since my graduation from university.

6.  I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements as a Qualified Person for the purposes of NI 43-101.

7.  I visited the Shebandowan West property (the “Property”) on May 3, 2007

8.  I am responsible for the preparation of sections 1 through 15 inclusive of the Technical Report,

9.  I am independent of the party or parties (the “issuer”) involved in the transaction for which the Technical Report is required, other than providing consulting services, and in the application of all of the tests in section 1.4 of NI 43-101.

10. I have had no prior involvement with the mineral Property that forms the subject of this Technical Report.

11. I have read NI-43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that Instrument and Form.

12. As of the date of this certificate, and to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this August 09, 2007.

SIGNED

“Desmond Cullen”

Desmond Cullen, P.Geo.

CERTIFICATE OF QUALIFICATION

I, Fred H. Brown CPG, Pr. Sci. Nat, do hereby certify that:

1. I am a self-employed consultant currently residing at PO Box 332 Lynden, Washington, 98264, USA.

2. I graduated with a Bachelor of Science degree in Geology from New Mexico State University in 1987. In addition, I have obtained a Graduate Diploma in Engineering (Mining) in 1997 from the University of the Witwatersrand and a Master of Science in Engineering (Civil) from the University of the Witwatersrand in 2005.

3. I am registered with the South African Council for Natural Scientific Professions as a Professional Geological Scientist (registration number 400008/04).

4. I have worked as a geologist for a total of 19 years since my graduation from university.

5. I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI43-101.) and certify that by reason of my education, affiliation with a professional association (as defined in NI43-101) and past relevant work experience, I fulfil the requirements to be a “qualified person for the purposes of Item 19 of N143-101.

6. I am responsible for the preparation of sections 17 through 20 inclusive of this report titled “Technical Report on the Shebandowan West Property, Thunder Bay Mining Division, Northwestern Ontario, Canada”, and dated August 09, 2007, relating to the Shebandowan Mine, Ontario. I have visited the Shebandowan site on 27 September 2006.

7. I have not had prior involvement with the property that is the subject of this report.

8. As of the date of this report, to the best of my knowledge, information and belief, the technical report contains all scientific and technical information that is required to be disclosed to make the Technical Report  not misleading.

9. I am independent of the issuer applying all of the tests in section 1.5 of National Instrument 43-101.

10. I have read National Instrument 43-101 and Form 43-101F1, and this report has been prepared in compliance with that instrument and form.

Dated this August 09, 2007

SIGNED

“Fred Brown”

Fred H. Brown. CPG, Pr. Sci. Nat.

Laila Sedore

394 Fraser Road, RR5

Thunder Bay, Ontario

Canada, P7C 5M9

CERTIFICATE OF QUALIFIED PERSON

I, Laila Sedore P.Eng, do hereby certify that

1.   I am employed by Lac Des Iles Mines Ltd as Mill Superintendant

2.   I hold the following academic qualifications:

Bachelor of Applied Science and Engineering, 2000, University of Toronto Masters of Engineering, 2004, McGill University

3.   I am a registered Professional Engineer of Ontario (Registration Number 100110116)

4.   I have five years experience as a metallurgist at INCO Manitoba Division’s Concentrator and one year as Process Engineer at INCO Manitoba Divisions’s Refinery

I was Chief Metallurgist and am presently Mill Superintendant at Lac Des Iles Mine’s Concentrator

5.   I am responsible of Section 16 of this Technical Report titled “Technical Report on the Shebandowan West Property, Thunder Bay Mining Division, Northwestern Ontario, Canda” and dated August 09, 2007

6.   I am familiar with NI 43-101 and, by reason of education, experience and a professional registration, I fulfill the requirements of a Qualified Person as defined in NI 43-101.

7.   I have not visited the Shebandowan West Project Area.

8.   I have had no prior involvement with the mineral property in question

9.   As of the date of this report, to the best of my knowledge, the information this report contains is the most complete information regarding metallurgical testing completed to date.

Dated this August 09th, 2007

“Laila Sedore”

Laila Sedore, P.Eng

Appendix I

List of Claims – Shebandowan West Property

110

Shebandowan West Claim Lists

Shebandowan Lease-Patent Claims

Claim No./ Description	Due Date	Parcel No.	Township	Comments	Mining Rights Area(Ha)

TB20481	1-Oct-2008	40FWL	Hagey	Lease No. 19061	11.65
TB23906	1-Oct-2008	37FWL	Hagey	Lease No.19062	15.05
TB23905	1-Oct-2008	42FWL	Hagey	Lease No.19063	14.86
TB23904	1-Oct-2008	32FWL	Hagey	Lease No.19064	18.91
TB23903	1-Oct-2008	41FWL	Hagey	Lease No.19065	16.16
TB23907	1-Oct-2008	43FWL	Hagey	Lease No.19066	26.36
TB23908	1-Oct-2008	44FWL	Hagey	Lease No.19067	22.72
TB20482	1-Oct-2008	39FWL	Hagey	Lease No.19068	17.85
TB20479	1-Oct-2008	34FWL	Hagey	Lease No.19069	21.59
TB20483	1-Oct-2008	30FWL	Hagey	Lease No.19070	14.76
TB15097	1-Oct-2008	28FWL	Hagey	Lease No.19071	10.84
TB21499	1-Oct-2008	31FWL	Hagey	Lease No.19072	20.20
TB21498	1-Oct-2008	36FWL	Hagey	Lease No.19073	24.98
TB21497	1-Oct-2008	35FWL	Hagey	Lease No.19074	21.85
TB23911	1-Oct-2008	33FWL	Hagey	Lease No.19075	27.11
TB23910	1-Oct-2008	29FWL	Hagey	Lease No.19076	22.72
TB23909	1-Oct-2008	38FWL	Hagey	Lease No.19077	22.72
TB2192	1-Nov-2008	107FWL	Hagey	Lease No.105024
TB7059	1-Nov-2008	107FWL	Hagey	105024
TB7517	1-Nov-2008	107FWL	Hagey	105024
TB7059	1-May-2010	45FWL	Hagey	Lease No.19103	3.19
TB3741	1-May-2010	46FWL	Hagey	Lease No.19104	28.69
TB7716	1-Oct-2011	48FWL	Hagey	Lease No.18603	16.19
TB7516	1-Oct-2011	47FWL	Hagey	Lease No.18604	23.37
TB20479	1-Jan-2012	164TBL	Hagey	Lease No.106564
TB20481	1-Jan-2012	164TBL	Hagey	106564
TB20483	1-Jan-2012	164TBL	Hagey	106564
TB20488	1-Jan-2012	164TBL	Hagey	106564
TB20490	1-Jan-2012	164TBL	Hagey	106564
TB25672	1-Jan-2012	164TBL	Hagey	106564
TB7518	1-Jan-2012	164TBL	Hagey	106564
TB7566	1-Jan-2012	164TBL	Hagey	106564
TB7567	1-Jan-2012	164TBL	Hagey	106564
TB7714	1-Jan-2012	164TBL	Hagey	106564
TB7935	1-Jan-2012	164TBL	Hagey	106564
TB7936	1-Jan-2012	164TBL	Hagey	106564
TB7937	1-Jan-2012	164TBL	Hagey	106564
TB7938	1-Jan-2012	164TBL	Hagey	106564
TB7939	1-Jan-2012	164TBL	Hagey	106564
TB7942	1-Jan-2012	164TBL	Hagey	106564
TB116462	1-Aug-2012	165TBWL	Hagey	Lease No.106609	20.55
TB115428	1-Aug-2013	170TBWL	Hagey & Haines	Lease No.106654	234.80
TB115429	1-Aug-2013	170TBWL	Hagey & Haines	106654
TB115430	1-Aug-2013	170TBWL	Hagey & Haines	106654

111

TB115431	1-Aug-2013	170TBWL	Hagey & Haines	106654
TB115432	1-Aug-2013	170TBWL	Hagey & Haines	106654
TB115433	1-Aug-2013	170TBWL	Hagey & Haines	106654
TB115434	1-Aug-2013	170TBWL	Hagey & Haines	106654
TB115435	1-Aug-2013	170TBWL	Hagey & Haines	106654
TB115436	1-Aug-2013	170TBWL	Hagey & Haines	106654
TB115437	1-Aug-2013	170TBWL	Hagey & Haines	106654
TB116470	1-Aug-2013	170TBWL	Hagey & Haines	106654
TB116471	1-Aug-2013	170TBWL	Hagey & Haines	106654
TB116472	1-Aug-2013	170TBWL	Hagey & Haines	106654
TB116473	1-Aug-2013	170TBWL	Hagey & Haines	106654
TB121100	1-Aug-2013	170TBWL	Hagey & Haines	106654
TB115445	1-Aug-2013	169TBWL	Hagey & Haines	Lease No.106662	169.33
TB115631	1-Aug-2013	169TBWL	Hagey & Haines	106662
TB115632	1-Aug-2013	169TBWL	Hagey & Haines	106662
TB115642	1-Aug-2013	169TBWL	Hagey & Haines	106662
TB115649	1-Aug-2013	169TBWL	Hagey & Haines	106662
TB115650	1-Aug-2013	169TBWL	Hagey & Haines	106662
TB115653	1-Aug-2013	169TBWL	Hagey & Haines	106662
TB115655	1-Aug-2013	169TBWL	Hagey & Haines	106662
TB115657	1-Aug-2013	169TBWL	Hagey & Haines	106662
TB116461	1-Aug-2013	169TBWL	Hagey & Haines	106662
TB115429	1-Dec-2014	2246TBL	Hagey & Haines	Lease No.106741
TB115430	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB115432	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB115445	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB115631	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB115642	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB115649	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB115650	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB115653	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB115655	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB115657	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB116461	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB116462	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB116470	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB116471	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB116472	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB116473	1-Dec-2014	2246TBL	Hagey & Haines	106741
TB121100	1-Dec-2014	2246TBL	Hagey & Haines	106741
CLM 156	1-Dec-2017	2428TBL	Lamport	Lease No.107032	395.37
TB139789	1-Dec-2017	2423TBL	Hagey	Lease No.107033	59.10
TB139790	1-Dec-2017	2423TBL	Hagey	107033
TB139791	1-Dec-2017	2423TBL	Hagey	107033
TB139792	1-Dec-2017	2423TBL	Hagey	107033
			Hagey,
			Conacher,
			Duckworth &
CLM 174	1-Dec-2017	2429TBL	Lamport	Lease No.107034	198.56
CLM 175	1-Dec-2017	2426TBL	Conacher	Lease No.107035	348.12
CLM 178	1-Dec-2017	2427TBL	Conacher	Lease No.107036	261.50

112

CLM 181	1-May-2018	2465TBL	Conacher	Lease No.107069	424.72
CLM 179	1-May-2018	2489TBL	Conacher	Lease No.107071	324.58
CLM 183	1-Jun-2018	2473TBL	Begin & Haines	Lease No.107077	245.93
CLM 186	1-Jun-2018	2474TBL	Begin & Lamport	Lease No.107078	256.05
CLM 159	1-Jun-2018	2470TBL	Haines	Lease No.107079	273.42
CLM 180	1-Jun-2018	2466TBL	Conacher	Lease No.107080	372.11
CLM 177	1-Jun-2018	2472TBL	Conacher	Lease No.107081	193.01
CLM 161	1-Jun-2018	2471TBL	Hagey	Lease No.107082	426.11
CLM 157	1-Jun-2018	2467TBL	Lamport	Lease No.107083	353.11
CLM 158	1-Jun-2018	2468TBL	Haines	Lease No.107084	320.24
CLM 176	1-Jun-2018	2469TBL	Conacher &	Lease No.107085	414.79
CLM 182	1-Jul-2018	2480TBL	Haines & Begin	Lease No.107086	375.84
TB116464	1-Aug-2018	2484TBL	Hagey	Lease No.107087	10.77
TB115651	1-Aug-2018	2485TBL	Hagey & Lamport	Lease No.107088	348.53
TB115652	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB115654	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB115656	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116217	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116218	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116219	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116220	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116221	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116222	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116223	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116463	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116465	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116466	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116467	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116468	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116469	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116474	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116475	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116476	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116477	1-Aug-2018	2485TBL	Hagey & Lamport	107088
TB116478	1-Aug-2018	2485TBL	Hagey & Lamport	107088
CLM 160	1-Sep-2018	2486TBL	Hagey	Lease No.107099	407.09
TB2240	—	1935FWF	Hagey	Patent Claim	15.58
TB3180	—	2245FWF	Haines	Patent Claim	27.96
TB3218	—	2201FWF	Haines	Patent Claim	12.79
TB3219	—	2202FWF	Haines	Patent Claim	16.19
TB2192 (TB3689)	—	2316FWF	Hagey	Patent Claim	20.23
TB2204 (TB3690)	—	2305FWF	Hagey	Patent Claim	15.05
TB2219 (TB3691)	—	2306FWF	Haines & Hagey	Patent Claim	17.48
TB7057 (BJ105)	—	3048FWF	Hagey	Patent Claim	16.19
TB7058 (BJ104)	—	3053FWF	Hagey	Patent Claim	15.78
TB7059	—	3054FWF	Hagey	Patent Claim	4.49
TB9454	—	3219FWF	Hagey	Patent Claim	17.24
TB19422	—	3335FWF	Hagey	Patent Claim	10.99
TB19565	—	3321FWF	Hagey	Patent Claim	15.20
TB19566	—	3336FWF	Haines & Hagey	Patent Claim	18.53

113

TB19793	—	3322FWF	Haines	Patent Claim	16.19
TB19899	—	3314FWF	Haines	Patent Claim	17.30
TB19900	—	3315FWF	Haines	Patent Claim	18.51
TB19901	—	3316FWF	Haines	Patent Claim	16.34
TB20460	—	3337FWF	Haines	Patent Claim	44.95
TB20461	—	3338FWF	Haines	Patent Claim	9.60
TB20462	—	3339FWF	Haines	Patent Claim	13.95
TB20463	—	3340FWF	Haines	Patent Claim	16.51
TB20480	—	3341FWF	Hagey	Patent Claim	8.37
TB20544	—	3342FWF	Haines	Patent Claim	16.17
TB20545	—	3323FWF	Haines	Patent Claim	16.19
TB20563	—	3343FWF	Haines & Hagey	Patent Claim	10.07
TB20564	—	3344FWF	Haines	Patent Claim	10.11
TB20565	—	3345FWF	Haines	Patent Claim	17.81
TB20572	—	3324FWF	Haines	Patent Claim	22.31
TB20573	—	3325FWF	Haines	Patent Claim	8.48
TB20574	—	3326FWF	Haines	Patent Claim	31.48
TB20575	—	3327FWF	Haines	Patent Claim	21.37
TB20576	—	3328FWF	Haines	Patent Claim	12.49
TB20577	—	3346FWF	Haines	Patent Claim	10.99
TB21512	—	3329FWF	Haines	Patent Claim	11.93
TB21513	—	3330FWF	Haines	Patent Claim	2.29
TB7517	—	3353FWF	Hagey	Patent Claim	11.57
Part TB7518	—	3354FWF	Hagey	Patent Claim	6.60
TB7519	—	3355FWF	Hagey	Patent Claim	12.40
Part TB7566	—	3607FWF	Hagey	Patent Claim	11.30
TB7566A	—	3777FWF	Hagey	Patent Claim	13.23
Part TB7567	—	3608FWF	Hagey	Patent Claim	10.36
TB7567A	—	3778FWF	Hagey	Patent Claim	14.75
Part TB7714	—	3606FWF	Hagey	Patent Claim	17.28
Part TB7935	—	3713FWF	Hagey	Patent Claim	7.07
Part TB7936	—	3714FWF	Hagey	Patent Claim	20.98
Part TB7937	—	3715FWF	Hagey	Patent Claim	21.45
TB7938	—	3716FWF	Hagey	Patent Claim	20.44
Part TB7939	—	3385FWF	Hagey	Patent Claim	13.25
Part TB7942	—	3717FWF	Hagey	Patent Claim	13.06
Part TB25672	—	3785FWF	Hagey	Patent Claim	12.56
TB20487	—	3569FWF	Hagey	Patent Claim	16.41
Part TB20488	—	3610FWF	Hagey	Patent Claim	8.22
TB20489	—	3573FWF	Hagey	Patent Claim	15.56
Part TB20490	—	3609FWF	Hagey	Patent Claim	7.69
TB20491	—	3605FWF	Hagey	Patent Claim	14.50
TB7286	—	7591FWF	Conacher	Patent Claim	13.60
TB7287	—	7591FWF	Conacher	Patent Claim	12.14
TB7288	—	7591FWF	Conacher	Patent Claim	11.53
Part TB33849 (Part 3 of	—
Plan FWR336)	—	7574FWF	Conacher	Patent Claim	0.22
Part 2 of Plan FWR330	—	7574FWF	Conacher	Patent Claim	0.28
Part 1 of Plan FWR272	—	7574FWF	Conacher	Patent Claim	0.22
Part 1 of Plan FWR270	—	7574FWF	Conacher	Patent Claim	0.36
TB7518	—		Hagey	License of Occupation	6.83

114

			No.10223
TB7935	—	Hagey	10654	12.38
TB7758	—	Hagey	10227	21.59
TB20490	—	Hagey	10563	7.07
TB7937	—	Hagey	10652	6.61
TB25671	—	Hagey	10683	12.43
TB7936	—	Hagey	10653	7.71
TB7567	—	Hagey	10566	8.48
TB20488	—	Hagey	10562	5.61
TB7566	—	Hagey	10565	9.06
TB7942	—	Hagey	10651	8.34
TB25672	—	Hagey	10684	5.14
TB7939	—	Hagey	10269	4.48
TB7714	—	Hagey	10564	7.15
			Total	7842.42

Shebandowan Unpatented Claims

CLAIM NUMBER	RECORDING DATE	DUE DATE	WORK REQUIRED	TOTAL RESERVE RESERVE	UNIT SIZE	PROPERTY	AR
630876	4-Mar-82	4-Mar-09	400	0	1	Inco - Conacher	—
630877	4-Mar-82	4-Mar-09	400	0	1	Inco - Conacher	—
630878	4-Mar-82	4-Mar-09	400	0	1	Inco - Conacher	—
630879	4-Mar-82	4-Mar-09	400	0	1	Inco - Conacher	—
630880	4-Mar-82	4-Mar-09	400	0	1	Inco - Conacher	—
1183490	5-Mar-92	5-Mar-09	1200	0	3	Inco - Haines	—

						Total	—

115

APPENDIX II

Plans and Sections

D-
Road Zone
West
Shaft Zone

NAP Shebandowan

NAP + INCO DRILLING

PLAN VIEW

Scale 1:2500

1 Aug 2007

FHB

NAP Shebandowan
D-ZONE

Class Block Values

Ni Block Values

COL_60
Scale 1:1000

1 Aug 2007

FHB

500.0 Z
400.0 Z

NAP Shebandowan	COL_105
ROAD-ZONE	Scale 1:1000
Class Block Values	1 Aug 2007
Ni Block Values	FHB

400.0 Z
300.0 Z
Scale 1:1000

NAP Shebandowan	COL_154
WEST ZONE	Scale 1:1000
Class Block Values	1 Aug 2007
Ni Block Values	FHB

APPENDIX III

Composite Summary Statistics

Log Histogram for AU1
Frequency (% of 1742 points)
AU1

Log Histogram for PD1
Frequency (% of 2310 points)
PD1

Log Histogram for CU1
Frequency (% of 3620 points)
CU1

Log Histogram for PT1
Frequency (% of 1982 points)
PT1

Log Histogram for NI1
Frequency (% of 3624 points)
NI1

APPENDIX IV

Q-Q Plots

Q-Q Plot (log-log)
AU1 NAP (620 values)
AU1 HISTORICAL (221 values)

Q-Q Plot (log-log)
PD1 NAP (620 values)
PD1 HISTORICAL (255 values)

Q-Q Plot (log-log)
CU1 NAP (620 values)
CU1 HISTORICAL (474 values)

Q-Q Plot (log-log)
PT1 NAP (620 values)
PT1 HISTORICAL (229 values)

Q-Q Plot (log-log)
NI1 NAP (620 values)
NI1 HISTORICAL (474 values)

APPENDIX V

Mean & CV Plots

Mean and CV Plot for AU1
Mean
CV
AU1 (cut)

Mean and CV Plot for PD1
Mean
CV
PD1 (cut)

Mean and CV Plot for CU1
Mean
CV
CU1 (cut)

Mean and CV Plot for PT1
Mean
CV
PT1 (cut)

Mean and CV Plot for NI1
Mean
CV
NI1 (cut)

APPENDIX VI

Semivariograms

(Direction 1) -70-->287: Capped Continuity for AU1
Gamma (0.220)
Pair Counts
Sample Separation (m)

(Direction 1) -70-->287: Continuity for PD1
70-->107
Gamma (2.610)
Pair Counts
Sample Separation (m)

(Direction 1) -50-->287: Continuity for CU1
50-->107
Gamma (0.987)
Pair Counts
Sample Separation (m)

(Direction 1) -50-->287: Continuity for NI1
50-->107
Gamma (1.461)
Pair Counts
Sample Separation (m)

(Direction 1) -70-->287: Continuity for PT1
70-->107
Gamma (0.223)
Pair Counts
Sample Separation (m)